EXHIBIT 10.1.0

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 8, 2005

among

GRAFTECH INTERNATIONAL LTD.
GRAFTECH GLOBAL ENTERPRISES INC.
GRAFTECH FINANCE INC.

The LC Subsidiaries
Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

FLEET NATIONAL BANK,
A BANK OF AMERICA COMPANY,
as Syndication Agent

BNP PARIBAS
as Documentation Agent

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
as Joint-Lead Arrangers

[CS&M #6701-457]

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

ARTICLE II

The Credits

ARTICLE III

Intercompany Loans

SECTION 3.01	Intercompany Loans	69
SECTION 3.02	Intercompany Notes	69
SECTION 3.03	Modification and Prepayment of Intercompany Loans	70
SECTION 3.04	Designation of Intercompany Borrowers and Intercompany Foreign Borrowers	71

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ARTICLE IV

Representations and Warranties

ARTICLE V

Conditions

SECTION 5.01	Effective Date	81
SECTION 5.02	Each Credit Event	83
SECTION 5.03	Intercompany Borrowers, Intercompany Foreign Borrowers and LC Subsidiaries	83

ARTICLE VI

Affirmative Covenants

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ARTICLE VII

Negative Covenants

ARTICLE VIII

Events of Default

ARTICLE IX

The Agents

ARTICLE X

Miscellaneous

SECTION 10.01	Notices	124
SECTION 10.02	Waivers; Amendments; Increase of Revolving Credit Commitments and Addition of Term or Revolving Tranches	125
SECTION 10.03	Expenses; Indemnity; Damage Waiver	128
SECTION 10.04	Successors and Assigns	129

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Exhibits to the Credit Agreement
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Domestic Pledge Agreement
Exhibit C	Form of Guarantee Agreement
Exhibit D	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E-1	Form of Intercompany Borrower Agreement
Exhibit E-2	Form of Intercompany Foreign Borrower Agreement
Exhibit F-1	Form of Intercompany Foreign Borrower Note
Exhibit F-2	Form of Intercompany Note
Exhibit G-1	Form of LC Subsidiary Agreement
Exhibit G-2	Form of LC Subsidiary Termination
Exhibit H	Form of Security Agreement
Exhibit I	Form of Intellectual Property Security Agreement
Exhibit J-1	Form of Opinion of Kelley Drye & Warren LLP, Counsel for GrafTech
Exhibit J-2	Form of Opinion of General Counsel of GrafTech
Exhibit J-3	Form of Intellectual Property Opinion of Waddey & Patterson, Patent Counsel for GrafTech
Exhibit K	Form of Note

Schedules to the Credit Agreement
Schedule 2.01	Lenders and Commitments
Schedule 2.05(j)	Existing Letters of Credit
Schedule 3.04	Initial Intercompany Borrowers
Schedule 4.08	Subsidiaries
Schedule 4.14	Taxes
Schedule 4.17	Environmental Matters
Schedule 4.18	Capitalization of GrafTech, Global and the Borrower
Schedule 4.19(d)	Recording Offices for Mortgages
Schedule 4.20	Labor Matters
Schedule 4.23(a)	Owned Real Property
Schedule 4.23(b)	Leased Real Property
Schedule 5.01(b)	Local Counsel
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.04	Investments
Schedule 7.06(e)	Department of Justice Payments
Schedule 7.07	Transactions Pursuant to Permitted Agreements in Existence on Effective Date
Schedule 7.09	Restrictive Agreements

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 8, 2005, among GRAFTECH INTERNATIONAL LTD.; GRAFTECH GLOBAL ENTERPRISES INC.; GRAFTECH FINANCE INC.; the LC SUBSIDIARIES from time to time party hereto; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Bank.

        GrafTech, Global, the Borrower and the initial Intercompany Borrowers have requested the Lenders to amend and restate the Existing Credit Agreement to continue and modify the credit facilities provided for herein so that the Borrower (and, to the extent provided herein, the LC Subsidiaries) may obtain Revolving Loans in euros and Dollars and Letters of Credit in euros, Dollars and other currencies specified herein from time to time in an aggregate principal or stated amount of up to $215,000,000 at any time outstanding (subject to increase as provided in Section 10.02(c)). Consistent with the next sentence, the proceeds of such Loans will be used by the Borrower for its own purposes or advanced to the Intercompany Borrowers. Letters of Credit and the proceeds of Loans will be used for working capital and other general corporate purposes, including the financing of capital expenditures and permitted acquisitions. The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

        SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

        “Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        “Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

        “Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

        “AET” shall mean Advanced Energy Technology Inc., a Delaware corporation.

        “AET Conversion Date” shall mean the earlier of (a) the first date on which AET shall Guarantee any Indebtedness of GrafTech, Global, the Borrower or any other Subsidiary and (b) the date specified as the AET Conversion Date by the Borrower in a written notice delivered to the Administrative Agent. At all times on and after the

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AET Conversion Date, (x) AET shall be treated as a domestic Wholly Owned Subsidiary (even if it does not otherwise fall within the definition of Wholly Owned Subsidiary) that is required to be a Loan Party and (y) (i) paragraphs (a) through (h) of the definition of Collateral and Guarantee Requirement shall apply to AET as if each exception for AET did not appear therein and AET were subject to the requirements thereof applicable to a Loan Party, (ii) the exceptions for AET in each of the definition of Mortgaged Properties, the preamble to Section 7.01(a) and Section 7.05(j) shall be deemed deleted, and (iii) each of Section 7.01(d) and Section 7.05(k) and each reference thereto shall be deemed deleted; provided, however, that, if the Borrower shall deliver written notice to the Administrative Agent stating that the Borrower has elected that on and after the AET Conversion Date the foregoing shall apply except that (A) neither AET nor any Subsidiary thereof shall be treated as a Loan Party or a Guarantor for purposes of determining whether any investment may be made in them under Section 7.04 (notwithstanding being a Loan Party or a Guarantor for any or all other purposes hereunder) and (B) Section 7.05(k) shall continue to be applicable, then the modifications specified in clauses (A) and (B) shall apply until such time as the Borrower shall deliver written notice to the Administrative Agent revoking such modifications.

        “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

        “Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

        “Alternative Currency” shall mean any currency other than Dollars that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided, however, that, at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than Dollars, euros, Sterling and Swiss Francs, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank.

        “Alternative Currency LC Exposure” shall mean, at any time, the sum of (a) the US Dollar Equivalents of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time, plus (b) the US Dollar Equivalents of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

        “Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in an Alternative Currency.

        “Amendment and Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of the date hereof among GrafTech, Global, the Borrower, the lenders party thereto and the Administrative Agent.

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        “Applicable Office” shall mean (a) with respect to a Loan or Borrowing or Letter of Credit denominated in euros, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office therefor and (b) with respect to any other Loan or Borrowing or Letter of Credit, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office therefor.

        “Applicable Rate” shall mean, for any day, with respect to (a) any Loan or (b) the commitment fees payable hereunder, the applicable rate per annum set forth under the appropriate caption in the table below, in each case based upon the Leverage Ratio as of the most recent determination date and the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Leverage Ratio/ Ratings:	Eurocurrency and Euro Swingline Spread	Base Rate Spread	Commitment Fee Rate
Category 1
=4.00
and
BB- or worse	2.250%	1.250%	0.500%
and
Ba3 or worse
Category 2
‹4.00 and =3.50
or
BB or better	2.000%	1.000%	0.500%
or
Ba2 or better
but not in Category 3, 4 or 5
Category 3
‹3.50 and =3.00
or
BB+ or better	1.750%	0.750%	0.375%
or
Ba1 or better
but not in Category 4 or 5

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Category 4
‹3.00
or
BBB- or better	1.500%	0.500%	0.375%
or
Baa3 or better
but not in Category 5
Category 5
‹3.00
and
BBB- or better	1.250%	0.250%	0.250%
or
Baa3 or better

Except as set forth below, the Leverage Ratio used on any date to determine the Applicable Rate shall be that in effect at the fiscal quarter end next preceding the Financial Statement Delivery Date occurring on or most recently prior to such date; provided, however, that at any time when any Financial Statement Delivery Date shall have occurred and the financial statements or the certificate required to have been delivered under Section 6.04(a), (b) or (c) by such Financial Statement Delivery Date shall not have been delivered, the Applicable Rate shall be determined by reference to Category 1 in the table above; and provided further, however, that the Leverage Ratio used on any date prior to the first Financial Statement Delivery Date to occur after the Effective Date shall be that in effect at September 30, 2004.

        For purposes of the foregoing: (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have in effect a rating in Category 1; and (ii) if either Moody’s or S&P shall change the ratings in effect or deemed to be in effect for the Index Debt (other than as a result of a change in the rating system of Moody’s or S&P), then such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 6.04 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, such agency shall be deemed not to have a rating in effect for the Index Debt.

        The Commitment Fee Rate and the Eurocurrency, Euro Swingline and Base Rate Spreads shall be determined as set forth in the table above (i) based upon

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whichever of the Leverage Ratio or the Ratings level results in the lowest Fee Rate or Spread, and (ii) in the case of split ratings, based upon the rating that results in the lower Fee Rate or Spread being used to determine whether to use the Leverage Ratio level or the Ratings level, in each case subject to the requirement that Category 5 shall only apply in the event that the Leverage Ratio and at least one of the ratings shall satisfy the test. At any time that a rating agency is deemed not to have a rating in effect for the Index Debt pursuant to the last sentence of the prior paragraph, the Commitment Fee Rate and the Eurocurrency, Euro Swingline and Base Rate Spread shall be determined solely by reference to the Leverage Ratio and the rating of the other rating agency. At any time that both rating agencies are deemed not to have a rating in effect for the Index Debt pursuant to the last sentence of the prior paragraph, the Commitment Fee Rate and the Eurocurrency, Euro Swingline and Base Rate Spread shall be determined solely by reference to the Leverage Ratio.

        “Applicable Revolving Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have been terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Applicable Revolving Commitments most recently in effect, after giving effect to any assignments.

        “Assignment and Assumption” shall mean an assignment and assumption agreement entered into and duly completed by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        The “Availability Condition” shall be satisfied at any time only if each of the following conditions is met at such time: (a) the total aggregate amount of the Available Revolving Commitments then in effect shall exceed the total aggregate amount of the Revolving Exposures by at least the greater of (i) the difference between (A) $75,000,000 and (B) the excess, if any, of $225,000,000 over the aggregate amount of the Revolving Commitments at the time of determination and (ii) $60,000,000, and (b) the Total Permitted Credit Agreement Exposure shall exceed the Total Credit Agreement Exposure by at least $75,000,000.

        “Available Disposition Proceeds” shall mean, at any time, the aggregate amount at such time of the Net Proceeds of all Dispositions Pending Reinvestment made after the Effective Date, net of all such Net Proceeds used since the Effective Date to reinvest pursuant to Capital Expenditures or Permitted Subsidiary Investments (of which not more than $50,000,000 may be invested in Permitted Subsidiary Investments that are not Permitted Acquisitions) in assets useful in the business (including any new business) of Global and the Subsidiaries (including by way of a purchase of a business or line of business or a purchase of Capital Stock of any person holding such assets or business); provided, however, that, if Global elects to treat the occurrence of the AET Conversion Date as a reinvestment in US Collateral as contemplated by the last sentence of the definition of Disposition Pending Reinvestment, “Available Disposition Proceeds” shall be

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reduced by the amount of the fair market value ascribed to AET in the certificate of Global signed by a Financial Officer of Global delivered in connection with such election.

        “Available Revolving Commitment” shall mean, with respect to any Revolving Lender at any time, an amount equal to such Lender’s Revolving Commitment at such time, minus the sum at such time of (a) such Lender’s Applicable Revolving Percentage of any portion of the Revolving Commitments subject to a block as contemplated by the proviso to the definition of Disposition Pending Reinvestment, and (b) if at such time the Interest Coverage Ratio for the most recent four-fiscal-quarter period for which financial statements shall have been delivered under Section 6.04(a) or (b) is less than 2.00 to 1.00, such Lender’s Applicable Revolving Percentage of the greater of (i) the difference between (A) $50,000,000 and (B) the excess, if any, of $225,000,000 over the aggregate amount of the Revolving Commitments at the time of determination and (ii) $35,000,000.

        “Base Credit Limit” shall mean, at any time, $325,000,000 minus the aggregate amount at such time of (a) the value of the consideration received in respect of US Collateral that shall have been disposed of under Section 7.05(i) and not thereafter reinvested in US Collateral (whether directly or pursuant to an election by the Borrower to treat the occurrence of the AET Conversion Date as a reinvestment in US Collateral as contemplated by the last sentence of the definition of Disposition Pending Reinvestment), net of the cash proceeds thereof substantially contemporaneously deposited in a cash collateral account maintained with the Administrative Agent or applied to reduce the Available Revolving Commitment as contemplated by the definition of Disposition Pending Reinvestment, and (b) the value of the consideration received in respect of Swissco Collateral that shall have been disposed of under Section 7.05(i) and not thereafter reinvested in US Collateral (whether directly or pursuant to an election by the Borrower to treat the occurrence of the AET Conversion Date as a reinvestment in US Collateral as contemplated by the last sentence of the definition of Disposition Pending Reinvestment) or Swissco Collateral, net of the cash proceeds thereof substantially simultaneously deposited in a cash collateral account maintained with the Administrative Agent or applied to reduce the Available Revolving Commitment as contemplated by the definition of Disposition Pending Reinvestment; provided, however, that (i) in order to avoid any duplication of impact, the Base Credit Limit shall be adjusted to eliminate any reduction thereto arising as a result of a disposition of Swissco Collateral to the extent that the transaction giving rise to such reduction also increased the Swissco Guarantee Shortfall Amount (after giving effect to any increase in the Swissco Guarantee Amount resulting from any related transaction or series of transactions) and (ii) Global may elect to deem a Permitted Acquisition consisting of US Collateral or Swissco Collateral consummated, or the occurrence of the AET Conversion Date as contemplated by the next sentence, not more than 18 months prior to any disposition of US Collateral or Swissco Collateral to be a reinvestment in US Collateral or Swissco Collateral, as the case may be, for purposes of computing the Base Credit Limit. Global may elect to treat the occurrence of the AET Conversion Date as a reinvestment in US Collateral for purposes of computing the Base Credit Limit by delivering to the Administrative Agent a certificate of Global signed by a Financial Officer of Global to that effect at the time of

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such occurrence and certifying as to the fair market value of AET as of the AET Conversion Date and including a report in scope and detail reasonably satisfactory to the Administrative Agent as to the manner of and basis for the determination of such fair market value, and upon the delivery of such certificate Global shall be deemed to have made an investment in US Collateral in an amount equal to the amount of the fair market value ascribed to AET in such certificate; provided, however, that if the Borrower shall have delivered a notice electing the modifications contemplated by the proviso of the definition of AET Conversion Date, then the occurrence of the AET Conversion Date shall not be treated as an investment in US Collateral until a further notice revoking such modifications has been delivered. In the event that funds are advanced to Swissco under the Swissco Note and Swissco uses such funds, or advances such funds under an Intercompany Foreign Borrower Note for use by a Foreign Subsidiary, to acquire one or more businesses or lines of business (including by means of a purchase of Capital Stock of any person holding such business or line of business or the assets thereof), or all or substantially all the assets thereof, or to make Capital Expenditures, Global may elect to treat the increase in the Swissco Note Amount arising from such advance as an investment or reinvestment in US Collateral for purposes of this definition by delivering a certificate Global signed by a Financial Officer of Global to that effect and certifying as to the amount of such increase and the use of such funds; provided, however, that the aggregate amount of such increases so treated shall not exceed $125,000,000.

        “Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus, in the case of this clause (b), 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

        “Borrower” shall mean GrafTech Finance Inc., a Delaware corporation and a direct, wholly owned subsidiary of GrafTech.

        “Borrowing” shall mean Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

        “Borrowing Minimum” shall mean (a) in the case of a Borrowing other than a Swingline Borrowing, if denominated in euros, €5,000,000, and if denominated in Dollars, $5,000,000, and (b) in the case of a Swingline Borrowing, if denominated in euros, €500,000, and if denominated in Dollars, $500,000.

        “Borrowing Multiple” shall mean (a) in the case of a Borrowing other than a Swingline Borrowing, if denominated in euros, €1,000,000, and if denominated in Dollars, $1,000,000, and (b) in the case of a Swingline Borrowing, if denominated in euros, €100,000, and if denominated in Dollars, $100,000.

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        “Borrowing Request” shall mean a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

        “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (b) when used in connection with a Loan or Letter of Credit denominated in euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euros.

        “Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of GrafTech, Global, the Borrower and the consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of GrafTech for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by GrafTech, the Borrower and the consolidated Subsidiaries during such period; provided, however, that Capital Expenditures shall not include expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to repair, replace or regain such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in their respective businesses within 18 months after the receipt of such proceeds (or within such longer period as shall be applicable in the case of the repair or reconstruction of any destroyed, damaged or condemned assets, equipment or property or construction of new assets, equipment or property in replacement thereof (which, in each case, includes the leasing or purchase of new real property to replace condemned real property) that requires more than 18 months to complete).

        “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        “Capital Stock” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding any debt securities convertible into such equity.

        “Cash Flow Notes” shall mean Indebtedness of Swissco which is: (a) owed to any Foreign Subsidiary; (b) (i) existing on the Effective Date and set forth on Schedule 7.01 or (ii) incurred after the Effective Date for the purpose of advancing cash from such Foreign Subsidiary to GrafTech, Global, the Borrower, Swissco or a domestic

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Wholly Owned Subsidiary (and in an amount equal to the amount of cash so advanced through the creation of such Indebtedness); (c) subordinated to the payment in full of all obligations of Swissco in respect of the Swissco Note and its Guarantee of the Obligations (except to the extent prohibited by applicable law); (d) to the extent held by a Guarantor, pledged under a Pledge Agreement of such Guarantor to secure the Obligations; and (e) limited in recourse to the assets of Swissco other than the Capital Stock of the Subsidiaries owned by Swissco (except to the extent prohibited by applicable law).

        “Cash Interest Expense” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis for any period, without duplication, Interest Expense for such period, less the sum for such period of (a) pay-in-kind Interest Expense (including the payment of interest in respect of Convertible Debentures, Convertible Debenture Refinancing Debt, Senior Notes or Senior Notes Refinancing Debt in common stock of GrafTech), (b) the amortization or write-off of debt discounts or deferred issuance costs or fees in respect of Interest/Exchange Rate Protection Agreements and (c) the amortization of fees paid by GrafTech, Global, the Borrower or any Subsidiary on or prior to June 30, 2005, in connection with the transactions under this Agreement consummated on the Effective Date.

        “Cash Management Arrangements” shall mean (a) agreements in respect of treasury, depository and other cash management services, including intra-day and overdraft facilities and other similar facilities in various currencies, and including cash pooling, zero balance and sweep accounts, that (b) have been designated by Global in a written notice to the Administrative Agent as Cash Management Arrangements, which notice has not been revoked by a written notice to the Administrative Agent executed by Global and, if any obligation is outstanding under such Cash Management Arrangement, the Lender or Affiliate of a Lender that is a party to such Cash Management Arrangement.

        “CERCLA” shall have the meaning given such term in the definition of “Environmental Law”.

        “CFC” shall mean (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.

        “CFC Guarantor” shall mean, at any time, each CFC that has outstanding at such time a Guarantee under any Guarantee Agreement in respect of the CFC Obligations.

        “CFC Obligations” shall mean each Obligation in respect of which a CFC is the primary obligor.

        A “Change in Control” shall be deemed to have occurred if (a) GrafTech should fail to own directly, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to the Domestic Pledge

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Agreement and the DOJ Lien), 100% of the issued and outstanding capital stock of Global or the Borrower; (b) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date), other than members of management of GrafTech, Global, the Subsidiaries or the Borrower holding voting stock of GrafTech or options to acquire such voting stock on the Effective Date, shall own beneficially, directly or indirectly, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of GrafTech; (c) a majority of the seats (excluding vacant seats) on the board of directors of GrafTech shall at any time after the Effective Date be occupied by persons who were neither (i) nominated by a majority of the board of directors of GrafTech or its nominating committee, nor (ii) appointed by directors so nominated; or (d) a change in control with respect to GrafTech, Global or the Borrower (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate outstanding principal amount in excess of $7,500,000 to which GrafTech, Global, the Borrower or any Subsidiary is party.

        “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans or Loans under any term or revolving loan commitments established under Section 10.02(c), and (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a term or revolving loan commitment established under Section 10.02(c).

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Collateral” shall mean any and all “collateral” as defined or described in any Security Document.

        “Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties.

        “Collateral and Guarantee Requirement” shall mean, at any time, that:

(a) one or more Pledge Agreements (or supplements thereto) shall have been duly executed by GrafTech, Global, the Borrower, Swissco and each Subsidiary that is not a CFC (other than AET or any Unrestricted Subsidiary) existing at such time and owning any Capital Stock or Indebtedness (including the

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Intercompany Loans, the Intercompany Foreign Borrower Loans and the Cash Flow Notes and including Capital Stock and any Indebtedness of AET and Unrestricted Subsidiaries, but excluding prior to the retirement or cancelation thereof any Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt that GrafTech or the Borrower shall have elected to retire or cancel and that shall be retired or canceled promptly after such election) of GrafTech, Global, the Borrower, Swissco, any other Subsidiary or any other person, shall have been delivered to the Collateral Agent and shall be in full force and effect, and such Capital Stock and Indebtedness owned by or on behalf of each such pledgor shall have been duly and validly pledged under a Pledge Agreement (or, to the extent not evidenced by any instrument, under a Security Agreement) to the Collateral Agent for the ratable benefit of the Secured Parties, and certificates or other instruments representing such Capital Stock or Indebtedness (to the extent such Indebtedness is evidenced by an instrument), accompanied by stock powers or other instruments of transfer endorsed in blank, shall be in the actual possession of the Collateral Agent; provided, however, that in the case of a pledge by Global, the Borrower or any Subsidiary of voting Capital Stock in a CFC, such pledge may be limited to 65% of such voting Capital Stock of such CFC; and provided further, however, that no person shall be required to pledge any Intercompany Senior Loan or any Intercompany Senior Loan Guarantee;

(b) one or more Security Agreements (or supplements thereto) shall have been duly executed by GrafTech, Global, the Borrower, Swissco and each Subsidiary that is not a CFC (other than AET or any Unrestricted Subsidiary) existing at such time, shall have been delivered to the Collateral Agent and shall be in full force and effect (and all consents of third parties required for the effectiveness or enforceability of the Liens created by such Security Agreements shall have been obtained), and each document (including each Uniform Commercial Code financing statement or similar filing and each filing with respect to intellectual property owned by GrafTech, Global, the Borrower, Swissco or any Subsidiary party to any Security Agreement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the applicable Security Agreement (subject to any Lien expressly permitted by Section 7.02) shall have been so filed, registered or recorded, and evidence thereof reasonably satisfactory to the Collateral Agent shall have been delivered to the Collateral Agent; provided, however, that in the case of any security interest granted under any such Security Agreement by Global, the Borrower or any Subsidiary in voting Capital Stock of a CFC, such pledge may be limited to 65% of such voting Capital Stock of such CFC; and provided further, however, that no person shall be required to grant any security interest in any Intercompany Senior Loan or any Intercompany Senior Loan Guarantee;

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(c)(i) each of the Mortgages relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those expressly permitted under Section 7.02, (iii) each of such Mortgages shall have been filed and recorded in the recording office referred to in Section 4.19(d) and the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may reasonably be requested by the Collateral Agent and the Lenders, insuring such Mortgages as valid first liens on such Mortgaged Properties, free of Liens other than those expressly permitted under Section 7.02, together with such surveys, abstracts, appraisals and legal opinions as may be required to be furnished pursuant to the terms of such Mortgages or as may reasonably be requested by the Collateral Agent or the Lenders in respect thereof;

(d) a Guarantee Agreement referred to in clause (a) of the definition of Guarantee Agreement (or a supplement thereto) shall have been duly executed by GrafTech, Global and each Domestic Subsidiary (other than AET or any Unrestricted Subsidiary) existing at such time and delivered to the Collateral Agent and shall be in full force and effect;

(e) the Indemnity, Subrogation and Contribution Agreement (or supplements thereto) shall have been duly executed by GrafTech, Global, the Borrower and each Domestic Subsidiary (other than AET or any Unrestricted Subsidiary) existing at such time and delivered to the Collateral Agent and shall be in full force and effect;

(f) a Guarantee Agreement shall have been duly executed by Swissco and each other Foreign Subsidiary that is not a CFC and delivered to the Collateral Agent and shall be in full force and effect;

(g) at all times on and after the first date on which the total aggregate Revolving Exposures shall exceed 50% of the total aggregate Revolving Commitments, each CFC shall have taken all actions required to Guarantee and to secure with all its assets the CFC Obligations, including (i) its own Intercompany Foreign Borrower Note, if any, and the Intercompany Foreign Borrower Notes of the other CFCs that are Intercompany Foreign Borrowers and (ii) its own Obligations as an LC Subsidiary, if any, and the Obligations of the other CFCs that are LC Subsidiaries;

(h) Swissco and each other Foreign Subsidiary that is a Loan Party (other than an Excluded Foreign Loan Party) shall at all times be treated as a “disregarded entity” or a partnership, as the case may be, under the Code and shall not at any time be a CFC or take any action (nor shall any action be taken by

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GrafTech, Global, the Borrower or any Subsidiary) that could result in it becoming a CFC;

(i) at all times on and after the AET Conversion Date, paragraphs (a) through (h) above shall apply as if each exception for AET did not appear therein and AET were a domestic Wholly Owned Subsidiary that is required to be a Loan Party; and

(j) GrafTech, Global, the Borrower and each Subsidiary shall have each obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of each Loan Document to which it is party, the incurrence and the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing:

(1) a Subsidiary shall not be required to Guarantee any Obligation or CFC Obligation or pledge or grant any security interest or Lien (A) if GrafTech shall have advised the Administrative Agent that it would be a violation of applicable law (or, in the case of a pledge of Capital Stock of an Unrestricted Subsidiary or a person that is not a Wholly Owned Subsidiary, a violation of an applicable contract in respect of which the Administrative Agent shall have determined under clause (B) of this subparagraph that obtaining a consent shall not be required) for such Subsidiary to take such action or (B) if and for so long as, in the judgment of the Administrative Agent, in consultation with the Borrower, the contractual, operational, expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits to accrue to the Lenders, justify taking such action;

(2) the Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on the Effective Date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents;

(3) the Collateral Agent is expressly authorized upon the request of the Borrower to release or authorize the release of any Collateral or Guarantee previously delivered in respect of any Obligation or CFC Obligation that at the time of such request is not required in order for the Collateral and Guarantee Requirement to be satisfied;

(4) no Default or Event of Default shall arise from any inadvertent failure to comply in any immaterial respect with the provisions of this Collateral and Guarantee Requirement if the Borrower and the other Loan Parties shall have attempted in good faith to comply herewith and shall (upon becoming aware of such inadvertent failure to comply) take prompt action to effect compliance; and

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(5) any Excluded Foreign Loan Party may elect to become a CFC and the Collateral Agent is expressly authorized upon the request of the Borrower after the effectiveness of such election, so long as no Default or Event of Default has occurred and is continuing at the time of such request, to release any Collateral or Guarantee previously delivered in respect of any Obligation that would not have been required to have been delivered in order for the Collateral and Guarantee Requirement to have been satisfied had such Excluded Foreign Loan Party been a CFC at all relevant times hereunder.

        “Commitment” shall mean a Revolving Commitment or a term or revolving loan commitment established under Section 10.02(c).

        “Commodity Rate Protection Agreement” shall mean any commodity hedging agreement or arrangement entered into by the Borrower or any Subsidiary and designed to protect against fluctuations in prices of commodities (including oil, petroleum coke, natural gas and electricity).

        “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

        “Convertible Debenture Guarantees” shall mean: (a) each of the Guarantees of the Convertible Debentures outstanding on the Effective Date and set forth on Schedule 7.01; and (b) each Guarantee of the Convertible Debentures or any Convertible Debenture Refinancing Debt or Convertible Debenture Loan from time to time required to be provided by GrafTech, Global, the Borrower or any Domestic Subsidiary by the terms of the Convertible Debentures (as such terms are in effect on the Effective Date) or by the analogous terms of any Convertible Debenture Refinancing Debt; provided, however, that no Convertible Debenture Guarantee may be secured by any asset.

        “Convertible Debenture Loans” shall mean the intercompany senior loans made by GrafTech to the Borrower and Global with proceeds from the issuance of the Convertible Debentures or Convertible Debenture Refinancing Debt.

        “Convertible Debenture Refinancing Debt” shall mean Indebtedness of GrafTech, the net proceeds of which shall have been used to refinance Convertible Debentures to the extent then outstanding; provided, however, that (a) the incurrence thereof (after giving effect to the related repurchase, redemption or prepayment of Convertible Debentures) shall not result in (i) the outstanding aggregate principal amount of Convertible Debentures and Convertible Debenture Refinancing Debt exceeding $225,000,000 or (ii) if at the time of such incurrence the Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such incurrence of Convertible Debenture Refinancing Debt as if such incurrence had occurred on the first day of the relevant period for such computation) shall be greater than the

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Leverage Ratio at December 31, 2004, an increase in the then outstanding aggregate principal amount of Convertible Debentures and Convertible Debenture Refinancing Debt; (b) such Indebtedness shall not have an earlier maturity date or decreased weighted average life than the Convertible Debentures; (c) such Indebtedness shall not be secured by any asset; (d) such Indebtedness shall not benefit from any Guarantee other than unsecured Guarantees by GrafTech, Global and Domestic Subsidiaries that are Loan Parties; (e) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred; and (f) such Indebtedness shall be convertible Indebtedness having terms, taken as a whole, no less favorable to the Lenders than the terms of the Convertible Debentures in effect on the Effective Date (and in any event not containing any right of a holder to receive a cash payment in any circumstance in which the holders of the Convertible Debentures would not have received a cash payment); provided further, however, that in the event that GrafTech and the Borrower elect to refinance Senior Notes and Convertible Debentures with a single issuance of Indebtedness, the portion of such Indebtedness in excess of that used to refinance Senior Notes shall constitute Convertible Debentures Refinancing Debt if (i) such Indebtedness satisfies the conditions set forth in clauses (b) through (f) of the definition of Senior Notes Refinancing Debt (and, if such Indebtedness is convertible Indebtedness, the condition set forth in clause (f) above), (ii) the incurrence thereof (after giving effect to the related repurchase, redemption or prepayment of Senior Notes and Convertible Debentures) shall not result in (A) the outstanding aggregate principal amount of Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures and Convertible Debenture Refinancing Debt exceeding $675,000,000, (B) at any time that the Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such incurrence of Convertible Debenture Refinancing Debt and any related incurrence of Senior Notes Refinancing Debt as if such incurrence had occurred on the first day of the relevant period for such computation) shall be greater than the Leverage Ratio at December 31, 2004, an increase in the outstanding aggregate principal amount of Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures and Convertible Debenture Refinancing Debt, (C) an increase in the Senior Notes Pledged Amount or (D) an increase in the Senior Notes Priority Pledged Amount that would result in the aggregate amount thereof exceeding by the greater of 10% or $15,000,000 the Senior Notes Priority Pledged Amount as of the Effective Date and (iii) the annual interest expense to be incurred in respect of such Indebtedness during each calendar year during the term of this Agreement shall be less than the aggregate annual interest expense to be incurred during such calendar year in respect of the Senior Notes and Convertible Debentures to be refinanced by such Indebtedness (it being understood that all payments in respect of premium or make-whole requirements, underwriting discounts or commissions and other fees and costs of issuance shall for purposes of the computation required under this clause (iii) be amortized, and any original issuance discount shall be deemed to accrete, on a straight-line basis over the life of the applicable refinancing Indebtedness, without duplication).

        “Convertible Debentures” shall mean the 1 5/8% Convertible Senior Debentures due 2024 of GrafTech.

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        “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

        “Disposition Pending Reinvestment” shall mean any sale or other disposition of any asset or Capital Stock made in reliance on Section 7.05(i) in respect of which and to the extent that Global shall have delivered a certificate of Global signed by a Responsible Officer of Global to the Administrative Agent (a) setting forth Global’s intention to use the Net Proceeds thereof to reinvest pursuant to Capital Expenditures or Permitted Subsidiary Investments in assets useful in the business of Global and the Subsidiaries (including by way of a purchase of Capital Stock of any person holding such assets) and (b) certifying that (i) Global has caused such Net Proceeds to be so used (it being understood that Global may elect to deem such Net Proceeds to have been applied to effect any prior Capital Expenditure or Permitted Subsidiary Investments made in reliance on any other provision hereunder if such certificate of Global so specifies, and such Capital Expenditure or Permitted Subsidiary Investment shall be deemed to have been effected with Available Disposition Proceeds and shall no longer constitute usage of such other provision upon the delivery of such certificate) or (ii) Global has caused such Net Proceeds to be deposited pending such reinvestment in a collateral account maintained with the Administrative Agent to secure the Obligations on terms and under documentation satisfactory to the Administrative Agent; provided, however, that (A) Global may elect to satisfy the requirement under this sentence to deposit amounts in a collateral account by instead prepaying outstanding Revolving Loans and specifying in such certificate that a portion of the Revolving Commitments equal to the amount of such prepayment shall be blocked and not be available for any purpose except to the extent that Global provides the Administrative Agent with further written notice that it has used or will within 5 Business Days use the proceeds of a Borrowing to reinvest as specified under this definition (and, if Global provides such a notice with respect to its intent so to use such proceeds and fails so to apply all such proceeds within such 5 Business Day period, the Borrower shall repay the unused portion of such proceeds on the last day of such period and a block on availability under the Revolving Commitments shall be reinstated in the amount of such unused proceeds) and (B) the aggregate amount of reinvestments in Permitted Subsidiary Investments that are not Permitted Acquisitions that may be included for purposes of delivering any notice or making any calculation to be made in determining compliance with the provisions of this definition and the related covenant requirements shall be limited to $50,000,000. Global may elect to treat the occurrence of the AET Conversion Date as a reinvestment described above by delivering to the Administrative Agent a certificate of Global signed by a Financial Officer of Global to that effect and certifying as to the fair market value of AET as of the AET Conversion Date and including a report in scope and detail reasonably satisfactory to the Administrative Agent as to the manner of and basis for the determination of such fair market value, and upon the delivery of such certificate Global shall be deemed to have reinvested Available Disposition Proceeds in an amount equal to the amount of the fair market value ascribed to AET in such certificate; provided, however, that, if the Borrower shall have delivered a notice electing the modifications contemplated by the proviso of the definition of AET Conversion Date, then the occurrence of the AET Conversion Date shall not be treated as such a reinvestment until a further notice revoking such modifications has been delivered. To the extent that any Permitted

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Acquisition or the occurrence of the AET Conversion Date is applied by Global to increase the Base Credit Limit, it cannot thereafter be treated as a reinvestment of Available Disposition Proceeds for purposes of the provisions relating to Dispositions Pending Reinvestment.

        “Disqualified Stock” shall mean any Capital Stock that by its terms (or the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the final maturity of the latest maturing Loan.

        “DOJ Lien” shall mean the lien of the U.S. Department of Justice on the assets of GrafTech with respect to antitrust proceedings against GrafTech.

        “Dollars” or “$” shall mean the lawful money of the United States of America.

        “Domestic Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit B among GrafTech, Global, the Borrower, Swissco, each Domestic Subsidiary owning Capital Stock or Indebtedness (except as otherwise provided in the definition of Collateral and Guarantee Requirement) of GrafTech, Global, the Borrower, any Subsidiary or any other person, each other Foreign Subsidiary that shall have become a party thereto in order to satisfy the Collateral and Guarantee Requirement and the Collateral Agent for the benefit of the Secured Parties.

        “Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        “EBITDA” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis for any period, the consolidated net income of GrafTech, Global, the Borrower and the Subsidiaries for such period, plus, to the extent deducted in computing such consolidated net income, without duplication, the sum of (a)(i) income tax expense and (ii) withholding tax expense incurred in connection with cross border transactions involving Foreign Subsidiaries, (b) interest expense, (c) depreciation and amortization expense, (d) any special charges and any extraordinary or non-recurring losses, (e) other non-cash items reducing consolidated net income, (f) non-cash exchange, translation or performance losses relating to any Interest/Exchange Rate Protection Agreements or currency or interest rate fluctuations, (g) fees, costs and expenses paid by GrafTech, Global, the Borrower or any Subsidiary on or prior to June 30, 2005, in connection with the transactions under this Agreement consummated on the Effective Date, and (h) to the extent permitted to be incurred under Section 7.09, and in an aggregate amount during the term of this Agreement not to exceed $50,000,000, any premium or make-whole costs incurred upon the prepayment, redemption or conversion of Senior Notes or Convertible Debentures, minus, to the extent added in computing such consolidated net income, without duplication, (i) interest

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income, (ii) extraordinary or non-recurring gains, (iii) other non-cash items increasing consolidated net income, (iv) non-cash exchange, translation or performance gains relating to any Interest/Exchange Rate Protection Agreements or currency or interest rate fluctuations, and (v) all cash payments made during such period on account of reserves and other non-cash charges added to EBITDA in a previous period, which previous period ends on or after December 31, 2004.

        “Effective Date” shall mean the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

        “EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

        “environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

        “Environmental Claim” shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the threat, the existence, or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

        “Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, to the preservation or reclamation of natural resources, to the treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to human health or safety, including the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. §§ 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C.

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§§ 300(f)     et seq., and any similar or implementing state or foreign law, and all amendments thereto or regulations promulgated thereunder.

        “Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

        “Equity Proceeds” shall mean Net Proceeds received by GrafTech from the issuance or sale by GrafTech of any Capital Stock (other than Disqualified Stock) of GrafTech (other than sales of Capital Stock of GrafTech to directors, officers or employees of GrafTech, Global, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements).

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

        “euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

        “Euro Swingline Rate” shall mean, with respect to any Swingline Loan denominated in euros for any day, the rate at which euro deposits with interest periods of one day are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at the time the Administrative Agent determines such rate on such day.

        “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

        “Event of Default” shall have the meaning given such term in Article VIII.

        “Exchange Rate” shall mean on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided, however, that if, at the time of any such determination, for

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any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the Borrower, use any reasonable method it deems appropriate to determine such rate. Any such determination shall be conclusive absent manifest error.

        “Exchange Rate Date” shall mean, if on such date any outstanding Revolving Exposure is (or any Revolving Exposure that has been requested at such time would be) denominated in a currency other than Dollars, each of:

        (a)        the last Business Day of each calendar month,

        (b)        if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

        (c)        each date (with such date to be reasonably determined by the Administrative Agent in consultation with the Borrower) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

        “Excluded Foreign Loan Parties” shall mean (a) UCAR Holdings, S.A.S., UCAR SNC and UCAR Limited and (b) each other Foreign Subsidiary that after the Effective Date (i) shall either cease to be a CFC or shall be acquired or formed as a person that is not a CFC and (ii) in respect of which the Borrower shall at the time of such cessation, acquisition or formation have delivered written notice to the Administrative Agent specifying that such Foreign Subsidiary is to be an Excluded Foreign Loan Party.

        “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any LC Subsidiary hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under which such recipient is organized or in which its principal office is located, or in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender (i) to the extent that such tax is in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Foreign Lender and is in effect and would apply at the time such lending office is designated or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except, in the case of clause (i) above, to the extent, and only to the extent, that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any LC Subsidiary with respect to such withholding tax pursuant to Section 2.16(a).

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        “Existing Credit Agreement” shall mean the Credit Agreement dated as of February 22, 2000, as amended prior to the date hereof, among GrafTech, Global, the Borrower, the LC Subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (as successor to Morgan Guaranty Trust Company of New York), as administrative agent.

        “Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement and described on Schedule 2.05(j).

        “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person.

        “Financial Statement Delivery Date” shall mean the 75th day following the end of each fiscal year of GrafTech, and the 40th day following the end of each of the first three fiscal quarters in each fiscal year of GrafTech.

        “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof.

        “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

        “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis or, when reference is made to another jurisdiction, generally accepted accounting principles in effect from time to time in such jurisdiction applied on a consistent basis.

        “Global” shall mean GrafTech Global Enterprises Inc., a Delaware corporation.

        “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision of any of them, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “GrafTech” shall mean GrafTech International Ltd., a Delaware corporation.

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        “GrafTech Senior Secured Leverage Ratio” shall have the meaning given such term in Section 7.12.

        “Guarantee” of or by any person shall mean (a) any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any collateral securing the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the holders of such Indebtedness of the payment of such Indebtedness, (iii) to maintain any working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such person securing any Indebtedness of any other person, whether or not such Indebtedness is assumed by such person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement.

        “Guarantee Agreement” shall mean (a) a Guarantee Agreement substantially in the form of Exhibit C by GrafTech, Global and each Domestic Subsidiary (except as otherwise provided in the definition of Collateral and Guarantee Requirement) in favor of the Collateral Agent for the benefit of the Secured Parties and (b) in connection with the Guarantees of the Obligations by Swissco and other Foreign Subsidiaries that are not CFCs and the Guarantees of the CFC Obligations by CFCs, other guarantee agreements or similar agreements (subject in each case to such limits as shall be required under applicable local law) giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

        “Guarantor” shall mean GrafTech, Global, the Borrower, Swissco and each Subsidiary that at any time has outstanding at such time a Guarantee under any Guarantee Agreement in respect of the Obligations.

        “Hazardous Material” shall mean any material meeting the definition of a “hazardous substance” in CERCLA 42 U.S.C. §9601(14) and all explosive or radioactive substances or wastes, toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum, petroleum distillates or fractions or residues, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or materials or equipment containing PCBs in excess of 50 ppm, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, or that reasonably could form the basis of an Environmental Claim.

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        “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than progress payments or similar partial or advance payments not in the nature of Indebtedness related to goods or services to be sold that are received in the ordinary course of business), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person and (i) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

        “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

        “Indemnity, Subrogation and Contribution Agreement” shall mean an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit D among GrafTech, Global, the Borrower, the Guarantors (other than Swissco and the other Foreign Subsidiaries that are Guarantors) and the Collateral Agent.

        “Index Debt” shall mean (a) the senior, unsecured, long-term indebtedness for borrowed money of GrafTech, Global or the Borrower that is not guaranteed by any person (other than GrafTech, Global or the Borrower) or subject to any other credit enhancement or (b) if the rating on the Indebtedness referred to in clause (a) is not available, or if using the issuer (or senior implied) rating of GrafTech would result in a lower Applicable Rate, references to the rating in effect for the Index Debt shall mean the issuer (or senior implied) rating of GrafTech.

        “Intercompany Borrower Agreement” shall mean each agreement substantially in the form of Exhibit E-1 executed and delivered by an Intercompany Borrower pursuant to Section 5.03.

        “Intercompany Borrowers” shall mean UCAR Carbon Company Inc., Swissco and each other Domestic Subsidiary that is a Wholly Owned Subsidiary that is designated as an Intercompany Borrower by the Borrower as provided in Section 3.04. GrafTech and Global may also act as Intercompany Borrowers; provided, however, that no amount may be advanced to GrafTech or Global under any Intercompany Note except

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to the extent that such amount could otherwise have been paid to it as a Restricted Payment or as a payment in respect of Indebtedness permitted under Section 7.06 or 7.09 (and any amount so advanced shall be deemed to have been paid under, and to reduce the amount thereafter otherwise permitted to be paid under, Section 7.06 or 7.09, as the Borrower may elect).

        “Intercompany Foreign Borrower” shall mean each Foreign Subsidiary that is designated as an Intercompany Foreign Borrower by the Borrower as provided in Section 3.04.

        “Intercompany Foreign Borrower Agreement” shall mean each agreement substantially in the form of Exhibit E-2 executed and delivered by an Intercompany Foreign Borrower pursuant to Section 5.03.

        “Intercompany Foreign Borrower Loan” shall mean a loan made by Swissco to an Intercompany Foreign Borrower in accordance with the provisions of Section 3.01.

        “Intercompany Foreign Borrower Note” shall mean a promissory note in substantially the form of Exhibit F-1 (with such changes therefrom as may be required or advisable under applicable local law and acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld) evidencing one or more Intercompany Foreign Borrower Loans.

        “Intercompany Loan” shall mean a loan made by the Borrower to an Intercompany Borrower in accordance with the provisions of Section 3.01 (or the comparable provisions of the Existing Credit Agreement).

        “Intercompany Note” shall mean a promissory note in substantially the form of Exhibit F-2 (or the comparable form of the Existing Credit Agreement) evidencing one or more Intercompany Loans.

        “Intercompany Senior Loan Borrowers” shall mean each of the Foreign Subsidiaries set forth on Schedule 7.01 as a borrower of an Intercompany Senior Loan outstanding on the Effective Date and each other Subsidiary that shall from time to time be designated by the Borrower as an Intercompany Senior Loan Borrower.

        “Intercompany Senior Loan Guarantees” shall mean: (a) each of the Guarantees of the Intercompany Senior Loans outstanding on the Effective Date and set forth on Schedule 7.01; and (b) each Guarantee from time to time required to be provided by any Intercompany Senior Loan Guarantor of any Intercompany Senior Loan by the terms of the Senior Notes (as such terms are in effect on the Effective Date) or by the analogous terms of any Senior Notes Refinancing Debt; provided, however, that no Intercompany Senior Loan Guarantee may be secured by any asset (other than a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date).

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        “Intercompany Senior Loan Guarantors” shall mean (a) each of the Subsidiaries set forth on Schedule 7.01 as a guarantor of an Intercompany Senior Loan outstanding on the Effective Date and (b) each other person required to provide a Guarantee of an Intercompany Senior Loan after the Effective Date by the terms of the Senior Notes (as such terms are in effect on the Effective Date) or by the analogous terms of any Senior Notes Refinancing Debt.

        “Intercompany Senior Loans” shall mean:

    (a)        the intercompany senior loans made by the Borrower to the Intercompany Senior Loan Borrowers with proceeds from the issuance of the Senior Notes that (i) are outstanding on the Effective Date and set forth on Schedule 7.01, (ii) are not secured by any asset (other than a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date) and (iii) do not benefit from any Guarantee (other than Intercompany Senior Loan Guarantees and the Senior Notes Guarantees); and

    (b)        any refinancing or replacement of all or part of any such intercompany senior loan with an intercompany senior loan to an Intercompany Senior Loan Borrower in connection with the incurrence of any Senior Notes Refinancing Debt, or any replacement of all or part of any such intercompany senior loan with an intercompany senior loan to a different Intercompany Senior Loan Borrower at any time, so long as (i) the aggregate outstanding principal amount of the Intercompany Senior Loans is not increased thereby (other than as a result of the cumulative effect of currency fluctuations after September 30, 2004), (ii) (A) the Senior Notes Pledged Amount shall not (other than as a result of the cumulative effect of currency fluctuations after September 30, 2004) be greater after giving effect thereto than the amount of the Senior Notes Pledged Amount as of the Effective Date and (B) the Senior Notes Priority Pledged Amount shall not (other than as a result of the cumulative effect of currency fluctuations after September 30, 2004) after giving effect thereto exceed by the greater of 10% or $15,000,000 the Senior Notes Priority Pledged Amount as of the Effective Date, and (iii) clauses (ii) and (iii) of subparagraph (a) above shall be true for such new intercompany senior loan and the terms of such new intercompany senior loan shall otherwise be substantially identical to the intercompany senior loan being refinanced or replaced (except for changes to interest rates and currency of payments).

The terms of an Intercompany Senior Loan may be changed from time to time to change interest rates thereon and currency of payments thereunder or as required to comply with any change in applicable local law.

        “Interest Coverage Ratio” shall have the meaning given such term in Section 7.11.

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        “Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

        “Interest Expense” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense of GrafTech, Global, the Borrower and the Subsidiaries for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis for such period, minus (c) interest income of GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by Global, the Borrower and the Subsidiaries with respect to interest rate protection agreements on a consolidated basis for such period.

        “Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (b) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December and the date on which such Loan is repaid or converted to a Eurocurrency Loan and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

        “Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each affected Lender, any other period not in excess of twelve months) thereafter, as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period in respect of a Revolving Borrowing that would otherwise end after the Revolving Maturity Date shall instead end on the Revolving Maturity Date. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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        “Interest/Exchange Rate Protection Agreement” shall mean any interest rate or currency hedging agreement or arrangement (a) which was entered into by the Borrower, Global or a Subsidiary prior to the Effective Date or (b) which is entered into by the Borrower or a Subsidiary after the Effective Date, and in each case designed to protect against fluctuations in interest rates or currency exchange rates or to take advantage of reduced interest rates by converting fixed rate obligations to floating rate obligations.

        “Issuing Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.05(l). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        “LC Cash Collateral” shall mean any and all deposits made by the Borrower pursuant to Section 2.05(i) and interest and other amounts derived from the investment of such deposited amounts and included in such deposits.

        “LC Disbursement” shall mean a payment made by the Issuing Bank in respect of a Letter of Credit. The amount of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the Borrower or the applicable LC Subsidiary shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

        “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, (b) the aggregate amount of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in Alternative Currencies at such time, (c) the aggregate amount of all LC Disbursements denominated in Dollars that have not yet been reimbursed by or on behalf of the Borrower or the applicable LC Subsidiary at such time and (d) the aggregate amount of the US Dollar Equivalents of the amounts of all LC Disbursements denominated in Alternative Currencies that have not yet been reimbursed by or on behalf of the Borrower or the applicable LC Subsidiary at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Revolving Percentage of the aggregate LC Exposure.

        “LC Subsidiary” shall mean, at any time, without duplication, each of (i) the Borrower and (ii) each Wholly Owned Subsidiary that has been designated as an LC Subsidiary by the Borrower pursuant to Section 2.05(k) and that has not ceased to be an LC Subsidiary as provided in such Section.

        “LC Subsidiary Agreement” shall mean an LC Subsidiary Agreement substantially in the form of Exhibit G-1.

        “LC Subsidiary Termination” shall mean an LC Subsidiary Termination substantially in the form of Exhibit G-2.

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        “Lenders” shall mean the persons listed on Schedule 2.01 and any other person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

        “Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement on behalf of Lenders holding Revolving Commitments.

        “Leverage Ratio” as of the last day of any fiscal quarter shall mean the ratio of (a) Net Debt as of such day to (b) EBITDA for the four quarter period ended as of such day.

        “LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, (a) if denominated in Dollars, the rate per annum appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, or (b) if denominated in euros, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, by reference to the Banking Federation of the European Union for deposits in euros (as reflected on the applicable Telerate screen), for a period equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which, as applicable, Dollar deposits of $5,000,000 or euro deposits of €5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent (or, if different, the arithmetic average of the rates at which such deposits are offered by the principal London offices of the Administrative Agent and Bank of America, N.A.) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, however, that contractual, statutory and common law rights of set-off shall not constitute Liens.

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        “Loan Documents” shall mean this Agreement, any promissory note issued under Section 2.04(d), the Intercompany Notes, the Intercompany Borrower Agreements, the Intercompany Foreign Borrower Notes, the Intercompany Foreign Borrower Agreements, the Guarantee Agreements, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

        “Loan Parties” shall mean GrafTech, Global, the Borrower, Swissco and each other Subsidiary that is a Guarantor of all or substantially all the Obligations.

        “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

        “Local Time” shall mean (a) with respect to a Loan or Borrowing made to the Borrower in Dollars, New York City time, and (b) with respect to a Loan or Borrowing made to the Borrower in euros, London time.

        “Material Adverse Effect” shall mean (a) a materially adverse effect on the assets, business, properties, financial condition or results of operations of GrafTech, Global, the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of GrafTech, Global, the Borrower or any Subsidiary to perform any of its material obligations under any Loan Document to which it is or will be a party or (c) an impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, the Issuing Banks, the Administrative Agent or the Collateral Agent under, any Loan Document.

        “Material Obligation” shall mean Indebtedness (other than Indebtedness under any Loan Document) of, or obligations in respect of any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement of, GrafTech, Global, the Borrower, Swissco or any other Subsidiary, in each case having an aggregate principal amount in excess of $7,500,000. For purposes of determining a Material Obligation, the “principal amount” of the obligations of GrafTech, Global, the Borrower, Swissco or any other Subsidiary in respect of any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements (or other offsetting agreements that by the terms of the applicable Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement reduce the amount otherwise due thereunder)) that GrafTech, Global, the Borrower, Swissco or such other Subsidiary would, as reasonably determined by a Financial Officer of Global, be required to pay if such Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement were terminated at such time.

        “Moody’s” shall mean Moody’s Investors Service, Inc.

        “Mortgaged Properties” shall mean each parcel of real property and improvements thereto identified on Schedules 4.23(a)(i) and 4.23(b)(i) as a Mortgaged Property, and each other parcel of real property and improvements thereto from time to time hereafter owned in fee or held as a lessee under a ground lease by GrafTech, Global,

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the Borrower or any Domestic Subsidiary (other than AET at any time prior to the AET Conversion Date and other than Union Carbide Grafito, Inc. or any Unrestricted Subsidiary at any time).

        “Mortgages” shall mean mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents and other security documents reasonably satisfactory to the Collateral Agent, delivered pursuant to Section 5.01, 5.03 or 6.11.

        “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        “Net Debt” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis, at any time, (a) Total Debt at such time, minus (b) the aggregate amount held at such time by GrafTech, Global, the Borrower and the Subsidiary Loan Parties of (i) Permitted Investments of the type described in clauses (a), (b), (c), (e) and (to the extent analogous to such clauses (a), (b), (c) and (e)) (f) of the definition of Permitted Investments that are denominated in euros or Dollars or other currencies readily convertible into euros or Dollars, mature 30 days or fewer from the date of determination and are held in jurisdictions from which funds may be freely transferred to the Borrower and (ii) cash that is denominated in euros or Dollars or other currencies readily convertible into euros or Dollars and is held in jurisdictions from which funds may be freely transferred to the Borrower, excluding, in the case of each of clauses (i) and (ii), any such cash or Permitted Investment included in any deposit of the sort described in Section 7.02(h) or otherwise subject to a security interest (other than a security interest under any Loan Document).

        “Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received, but only as and when received, in respect of such event, including any cash received in respect of any non-cash proceeds, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses, costs and charges paid by GrafTech, Global, the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Lease-Back Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by GrafTech, Global, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by GrafTech, Global, the Borrower and the Subsidiaries, and the amount of any reserves established by GrafTech, Global, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Global).

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        “Net Senior Secured Debt” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis, at any time, (a) that portion of Total Debt which is secured by any assets of GrafTech, Global, the Borrower or any Subsidiary, other than the Senior Notes or Senior Notes Refinancing Debt, minus (b) the aggregate amount held at such time by GrafTech, Global, the Borrower and the Subsidiary Loan Parties of (i) Permitted Investments of the type described in clauses (a), (b), (c), (e) and (to the extent analogous to such clauses (a), (b), (c) and (e)) (f) of the definition of Permitted Investments that are denominated in euros or Dollars or other currencies readily convertible into euros or Dollars, mature 30 days or fewer from the date of determination and are held in jurisdictions from which funds may be freely transferred to the Borrower and (ii) cash that is denominated in euros or Dollars or other currencies readily convertible into euros or Dollars and is held in jurisdictions from which funds may be freely transferred to the Borrower, excluding, in the case of each of clauses (i) and (ii), any such cash or Permitted Investment included in any deposit of the sort described in Section 7.02(h) or otherwise subject to a security interest (other than a security interest under any Loan Document).

        “Obligations” shall mean (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower or any Subsidiary under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of GrafTech, Global, the Borrower and the Subsidiaries under this Agreement and the other Loan Documents (including, without limitation, all monetary obligations of the Intercompany Borrowers under the Intercompany Notes and Intercompany Borrower Agreements and of the Intercompany Foreign Borrowers under the Intercompany Foreign Borrower Notes and Intercompany Foreign Borrower Agreements, but in each case only for as long as (A) such Intercompany Note and the rights of the Borrower under the Intercompany Borrower Agreement relating thereto are pledged to the Collateral Agent under one or more Security Documents as security for the Obligations and (B) such Intercompany Foreign Borrower Note and the rights of Swissco under the Intercompany Foreign Borrower Agreement relating thereto are pledged to (1) the Borrower under one or more Security Documents as security for the obligations of Swissco under the Swissco Note and the Intercompany Borrower Agreement of Swissco and (2) the Collateral Agent under one or more Security Documents as security for the Obligations Guaranteed under the Swissco Guarantee), (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of GrafTech, Global, the Borrower and the Subsidiaries under or pursuant to this Agreement and the other Loan Documents, (c) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and

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performance of all obligations of GrafTech, Global, the Borrower and the Subsidiaries, monetary or otherwise, under each Interest/Exchange Rate Protection Agreement and each Commodity Protection Rate Agreement entered into with any counterparty that (i) is or was a Lender (or an Affiliate thereof) at the time such Interest/Exchange Rate Protection Agreement or Commodity Protection Rate Agreement was entered into or (ii)(A) was a “Lender” as defined in the Existing Credit Agreement (or an Affiliate thereof) at the time such Interest/Exchange Rate Protection Agreement was entered into and (B) was one of the initial Lenders under this Agreement (or an Affiliate thereof), (d) all obligations of GrafTech, Global, the Borrower and the Subsidiaries under the Guarantee Agreements and (e) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of the obligations of GrafTech, Global, the Borrower and the Subsidiaries, monetary or otherwise, under each Cash Management Arrangement entered into with (i) any person that is or was a Lender (or an Affiliate thereof) at the time such Cash Management Arrangement was entered into or (ii) in the case of any Cash Management Arrangement in effect on the Effective Date, any person that was a Lender under this Agreement on the Effective Date (or an Affiliate thereof).

        “Other Taxes” shall mean any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

        “Permitted Acquisition” shall mean any acquisition of all or substantially all the assets of, or any shares or other equity interests in, a person or division or line of business of a person (or any subsequent investment made in a previously acquired Permitted Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary that is owned directly by Global or a domestic Wholly Owned Subsidiary or Swissco (unless there is a material tax or legal or other economic disadvantage in having Global or a domestic Wholly Owned Subsidiary or Swissco hold such Capital Stock, in which case such Capital Stock may be held directly by another Foreign Subsidiary) and all actions required to be taken, if any, with respect to such assets or such acquired or newly formed Subsidiary under Section 6.11 shall have been taken, (d) GrafTech shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 7.11 and 7.12 recomputed as at the last day of the most recently ended fiscal quarter of GrafTech for which financial statements have been delivered under Section 6.04(a) or (b) as if such acquisition or formation had occurred on the first day of each relevant period for testing such compliance, and Global shall have delivered to the Administrative Agent a certificate of Global signed by a Responsible Officer of Global to such effect, together with all relevant financial information for such person or division or line of business of a

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person (including a summary of the financial terms of the acquisition or investment and the material terms of any joint venture arrangements), (e) the Availability Condition shall be satisfied following such acquisition and payment of all related costs and expenses, and (f) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 7.01).

        “Permitted Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating) or higher at the time of deposit by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank or trust company meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of GrafTech) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s; (f) in the case of any Subsidiary organized in a jurisdiction outside the United States:  (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof); provided, however, that such obligations have a rating of at least A by S&P or A2 by Moody’s (or the equivalent thereof from comparable foreign rating agencies), (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors); provided, however, that the aggregate face amount outstanding at any time of such investments of all Foreign Subsidiaries made pursuant to this clause (iii) does not exceed $50,000,000; (g) mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (h) time deposit accounts, certificates of

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deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Total Assets as of the end of GrafTech’s most recently completed fiscal year.

        “Permitted Subsidiary Investment” shall mean any Permitted Acquisition and any other investment by any Loan Party in, or loan or advance by any Loan Party to, or any Guarantee by any Loan Party of Indebtedness of, any Subsidiary or other person that is not a Loan Party that would be a Permitted Acquisition but for the fact that it is an acquisition of less than all the shares or other equity interests in such Subsidiary or other person.

        “Permitted Subsidiary Transfer” shall mean the transfer from any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party but at least 90% of the outstanding Capital Stock of which is owned by Global or a Wholly Owned Subsidiary of inventory and equipment in the ordinary course of business consistent with past practice.

        “person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or Governmental Authority.

        “Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

        “Pledge Agreements” shall mean (a) the Domestic Pledge Agreement and (b) in connection with pledges of Capital Stock in, or Indebtedness owed by, Foreign Subsidiaries, other pledge agreements or similar agreements giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

        “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

        “Release” shall have the meaning given such term in CERCLA, 42 U.S.C. §9601(22).

        “Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material

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in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) monitor the presence of Hazardous Material in the environment or the progress of any treatment or abatement program.

        “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

        “Required Lenders” shall mean, at any time, Lenders having Loans, Letter of Credit Exposures and unused Commitments (excluding commitments to issue Letters of Credit) representing more than 50% of the sum of all Loans outstanding, Letter of Credit Exposures and unused Commitments (excluding commitments to issue Letters of Credit) at such time.

        “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

        “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of GrafTech, Global, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Capital Stock of GrafTech, Global, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock, but not any payments in respect of deferred compensation, stock appreciation rights, phantom stock or similar arrangements. “Restricted Payment” shall also include any spin off or other non-cash distribution effected under Section 7.05(j), but not one effected under Section 7.05(k).

        “Revolving Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of (a) the 10th day prior to the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

        “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

        “Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.01, to acquire participations in Letters of Credit pursuant to Section 2.05 and to acquire participations in Swingline Loans pursuant to Section 2.19, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and

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Assumption pursuant to which Revolving Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Commitments on the date hereof is $215,000,000.

        “Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Applicable Revolving Percentage of the principal amounts of the outstanding Revolving Loans denominated in Dollars, plus (b) such Lender’s Applicable Revolving Percentage of the aggregate amount of the US Dollar Equivalents of the principal amounts of the outstanding Revolving Loans denominated in euros, plus (c) the aggregate amount of such Lender’s LC Exposure, plus (d) the aggregate amount of such Lender’s Swingline Exposure.

        “Revolving Lender” shall mean a Lender with a Revolving Commitment.

        “Revolving Loan” shall mean a Loan made pursuant to Section 2.01. Each Revolving Loan denominated in Dollars shall be a Eurocurrency Loan or a Base Rate Loan, and each Revolving Loan denominated in euros shall be a Eurocurrency Loan.

        “Revolving Maturity Date” shall mean July 15, 2010.

        "S&P" shall mean Standard & Poor's.

        “Sale and Lease-Back Transaction” shall have the meaning given such term in Section 7.03.

        “Secured Parties” shall mean the Agents, each Lender, the Issuing Bank and each other person to which any of the Obligations is owed.

        “Security Agreements” shall mean (a) a Security Agreement substantially in the form of Exhibit H among GrafTech, Global, the Borrower and (except as otherwise provided in the definition of Collateral and Guarantee Requirement) the Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, (b) an Intellectual Property Security Agreement substantially in the form of Exhibit I between GrafTech, Global, the Borrower and (except as otherwise provided in the definition of Collateral and Guarantee Requirement) the Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, (c) an Assignment of Claims Agreement of Swissco in favor of the Collateral Agent for the benefit of the Secured Parties and in form and substance reasonably satisfactory to the Collateral Agent and (d) in connection with the creation of security interests in the other assets of Foreign Subsidiaries, other security agreements or similar agreements giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

        “Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Mortgages and each other security agreement, control agreement or other instrument executed and delivered in satisfaction of the Collateral and Guarantee

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Requirement or pursuant to Section 6.11 or in connection with the deposit of collateral with the Administrative Agent as contemplated by the definition of Disposition Pending Reinvestment or under Section 2.05(i) or otherwise.

        “Senior Notes” shall mean the 10.25% Senior Notes due 2012 of the Borrower.

        “Senior Notes Guarantees” shall mean: (a) each of the Guarantees of the Senior Notes outstanding on the Effective Date and set forth on Schedule 7.01; and (b) each Guarantee of the Senior Notes or any Senior Notes Refinancing Debt or Intercompany Senior Loan from time to time required to be provided by GrafTech, Global, the Borrower or any Domestic Subsidiary by the terms of the Senior Notes (as such terms are in effect on the Effective Date) or by the analogous terms of any Senior Notes Refinancing Debt; provided, however, that no Senior Notes Guarantee may be secured by any asset other than (i) the pledge of Intercompany Senior Loans and the Intercompany Senior Loan Guarantees and (ii) a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date.

        “Senior Notes Pledged Amount” shall mean, as of any date, the equivalent in Dollars of the aggregate principal amount of the Intercompany Senior Loans that is subject to the Lien of the Senior Notes or the Senior Notes Refinancing Debt as of such date. References herein to the amount of the Senior Notes Pledged Amount as of the Effective Date shall be deemed to be references to the aggregate principal amount of the Intercompany Senior Loans as of September 30, 2004 (or $348,000,000), as adjusted for the cumulative effect of currency fluctuations after September 30, 2004.

        “Senior Notes Priority Pledged Amount” shall mean, as of any date, the equivalent in Dollars of the aggregate principal amount of the Intercompany Senior Loans that (a) is subject to the Lien of the Senior Notes or the Senior Notes Refinancing Debt as of such date and (b) is borrowed by an Intercompany Senior Loan Borrower other than Swissco or any other Loan Party. References herein to the amount of the Senior Notes Priority Pledged Amount as of the Effective Date shall be deemed to be references to the aggregate principal amount of the Intercompany Senior Loans included therein as of September 30, 2004 (or $171,000,000), as adjusted for the cumulative effect of currency fluctuations after September 30, 2004.

        “Senior Notes Refinancing Debt” shall mean Indebtedness of GrafTech or the Borrower, the net proceeds of which shall have been used to refinance Senior Notes to the extent then outstanding; provided, however, that: (a) the incurrence thereof (after giving effect to the related repurchase, redemption or prepayment of Senior Notes) shall not result in (i) the outstanding aggregate principal amount of Senior Notes and Senior Notes Refinancing Debt exceeding $435,000,000, (ii) at any time that the Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such incurrence of Senior Notes Refinancing Debt as if such incurrence had occurred

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on the first day of the relevant period for such computation) shall be greater than the Leverage Ratio at December 31, 2004, an increase in the outstanding aggregate principal amount of Senior Notes and Senior Notes Refinancing Debt, (iii) an increase in the Senior Notes Pledged Amount or (iv) an increase in the Senior Notes Priority Pledged Amount that would result in the aggregate amount thereof exceeding by the greater of 10% or $15,000,000 the Senior Notes Priority Pledged Amount as of the Effective Date; (b) such Indebtedness shall not have an earlier maturity date or decreased weighted average life than the Senior Notes; (c) such Indebtedness shall not be secured by any asset, other than (i) the pledge of Intercompany Senior Loans and the Intercompany Senior Loan Guarantees and (ii) a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date; (d) such Indebtedness shall not benefit from any Guarantee other than Guarantees (that are secured by no Lien other than (i) the pledge of Intercompany Senior Loans and the Intercompany Senior Loan Guarantees and (ii) a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date) by GrafTech, Global and Domestic Subsidiaries that are Loan Parties; (e) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred; and (f) such Indebtedness shall have terms, taken as a whole, no less favorable to the Lenders than the terms of the Senior Notes in effect on the Effective Date.

        “Significant Subsidiary” shall mean Global, the Borrower, Swissco, any Intercompany Borrower, any Intercompany Foreign Borrower, any LC Subsidiary, any Subsidiary owning Capital Stock of an Intercompany Borrower, an Intercompany Foreign Borrower or an LC Subsidiary and any other Subsidiary that at the date of any determination (a) accounts for 2.5% or more of the consolidated total assets of GrafTech, (b) has accounted for 2.5% or more of EBITDA for each of the two consecutive periods of four fiscal quarters immediately preceding the date of determination or (c) has been designated by Global in writing to the Administrative Agent as a Significant Subsidiary, which designation has not subsequently been withdrawn.

        “Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fee or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including such

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Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset, fee or similar requirement.

        “subsidiary” shall mean, with respect to any person (the “parent”) at any date of determination, any person (other than a natural person or a Governmental Authority) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other person (other than a natural person or a Governmental Authority) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at such date, owned, controlled or held, or (b) that is, at such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        “Subsidiary” shall mean any subsidiary of Global.

        “Subsidiary Loan Party” shall mean any Loan Party that is a Subsidiary.

        “Swingline Exposure” shall mean, at any time, the US Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.

        “Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans.

        “Swingline Loan” shall mean a Loan made pursuant to Section 2.19.

        “Swissco” shall mean UCAR S.A., a Swiss corporation.

        “Swissco Collateral” shall mean Collateral owned by Swissco.

        “Swissco Dilutive Act” shall mean (a) the making of any Restricted Payment or investment (including by means of the cancelation, compromise or other reduction of Indebtedness or the contribution thereof to the equity of the obligor thereon) or the incurrence of any Cash Flow Note, any intercompany or other Indebtedness for borrowed money or any Guarantee thereof (including matured or contingent reimbursement obligations in respect of Letters of Credit that support an obligation that constitutes any such Indebtedness) by Swissco (b) if, and only if, as a substantially contemporaneous consequence thereof there could reasonably be expected at such time to be a reduction in the Swissco Guarantee Amount (after giving effect to any increase to the Swissco Guarantee Amount to result from any concurrent creation of assets or the consummation of any related transaction or series of transactions) of not less than the greater of $10,000,000 and 10% of the Swissco Guarantee Amount in effect immediately prior thereto. No action shall constitute a Swissco Dilutive Act if (i) after giving effect thereto the Swissco Guarantee Amount Shortfall is zero, (ii) such action is taken in the

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ordinary course consistent with past practices or (iii) such action represents the incurrence of trade credit.

        “Swissco Guarantee Amount” shall mean, at any time, the equivalent in Dollars of the maximum amount that would be payable by Swissco under the Guarantee Agreement of Swissco if fully drawn upon at such time, as such maximum amount is limited by Schedule II thereof. For purposes hereof (other than Section 4.25), the “Swissco Guarantee Amount” at any time shall be deemed to be the amount set forth in the most recent certificate of Swissco or Global signed by a Financial Officer of Swissco or Global and delivered under Section 5.01(i), 6.04(j) or 6.05(d), as the case may be. The exchange rates used in computing the Swissco Guarantee Amount set forth in each such certificate shall be exchange rates reflecting the prevailing exchange rates during the period immediately preceding the time such certificate is delivered, as determined in good faith by the applicable Financial Officer.

        “Swissco Guarantee Amount Shortfall” shall mean, at any time, the amount, if any, by which $100,000,000 exceeds the Swissco Guarantee Amount at such time.

        “Swissco Note” shall mean the Intercompany Note of Swissco evidencing its obligations in respect of Intercompany Loans.

        “Swissco Note Amount” shall mean, at any time, the equivalent in Dollars of the principal amount outstanding under the Swissco Note at such time to the extent that such amount represents the aggregate amount of the proceeds of Intercompany Loans made to Swissco by the Borrower after the Effective Date for use by Swissco in its business (including repayments of Indebtedness incurred as permitted by Section 7.01(c)) or that were on-lent by Swissco to Intercompany Foreign Borrowers as Intercompany Foreign Borrower Loans for use in their businesses (and not repaid, canceled or otherwise discharged, except to the extent amounts repaid under an Intercompany Foreign Borrower Loan are then held by Swissco, have been or are being used by Swissco in its business or have been on-lent by Swissco to other Intercompany Foreign Borrowers as Intercompany Foreign Borrower Loans for use in their businesses).

        “Swissco Note Reinvestment Amount” shall mean, at any time, the aggregate amount at such time of increases in the Swissco Note Amount that Global has elected to treat as an investment or reinvestment in US Collateral for purposes of the definition of Base Credit Limit.

        “Swissco Senior Secured Leverage Ratio” shall mean, at any date, the GrafTech Senior Secured Leverage Ratio as of such date recomputed, on a basis believed in good faith by a Financial Officer of Swissco or Global to be reasonable, (a) to exclude the Indebtedness and the results of each person included therein other than Swissco and its subsidiaries (but including the Obligations and all other Indebtedness Guaranteed by Swissco or its subsidiaries) and other than the Intercompany Foreign Borrowers and their subsidiaries and (b) to include transactions, between a person so included and a person so excluded, that would be excluded in consolidation in accordance with GAAP in

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determination of the GrafTech Senior Secured Leverage Ratio as of such date; provided, however, that (i) the aggregate amount of the Obligations shall be calculated without regard to the outstanding principal amount of the Swissco Note, (ii) the aggregate amount of the Obligations included in Indebtedness for purposes of computing the Swissco Senior Secured Leverage Ratio at any time shall not exceed the sum of the Swissco Guarantee Amount and the Swissco Note Amount, and (iii) if the Swissco Senior Secured Leverage Ratio is being computed in connection with a Borrowing the proceeds of which are to be used for an acquisition, investment or other transaction, such computation shall be made on a pro forma basis after giving effect to such transaction.

        “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        “Tax Sharing Agreement” shall mean (a) the tax sharing agreement dated February 16, 2000, among GrafTech, Global, the Borrower, UCAR Carbon Company, Inc., UCAR Holdings II, Inc., UCAR Holdings III, Inc., Union Carbide Grafito, Inc. and UCAR Composites Inc. and (b) any other tax allocation agreement between or among GrafTech, Global, the Borrower or any of the Subsidiaries with respect to consolidated or combined tax returns including Global, the Borrower or any of the Subsidiaries, but only to the extent that amounts payable from time to time by Global, the Borrower or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that Global, the Borrower or such Subsidiary would have been required to make to any relevant taxing authority had Global, the Borrower or such Subsidiary not joined in such consolidated or combined return, but instead had filed returns including only Global, the Borrower and the Subsidiaries (provided, however, that any such agreement may provide that, if Global, the Borrower or any such Subsidiary ceases to be a member of the affiliated group of corporations of which GrafTech is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a “Deconsolidation Event”), then Global, the Borrower or such Subsidiary will indemnify GrafTech with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on GrafTech as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to Global, the Borrower, such Subsidiary or any predecessor business thereof (computed as if Global, the Borrower, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of Global, the Borrower or such Subsidiary with respect to any such period).

        “Total Assets” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets which would, in accordance with GAAP, be classified on a consolidated balance sheet of GrafTech, Global, the Borrower and the Subsidiaries as assets at such date of determination.

        “Total Credit Agreement Exposure” shall mean, at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) all the Revolving

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Exposures and (b) the aggregate amount of all outstanding term loans and revolving credit exposures under incremental credit facilities established under Section 10.02(c).

        “Total Debt” shall mean, with respect to GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis at any time, without duplication, all Capital Lease Obligations, Indebtedness in respect of the deferred purchase price of property or services and Indebtedness for borrowed money (including matured or contingent reimbursement obligations in respect of Letters of Credit that support an obligation that constitutes any such Indebtedness) of GrafTech, Global, the Borrower and the Subsidiaries at such time.

        “Total Permitted Credit Agreement Exposure” shall mean, at any time, (a) the Base Credit Limit, minus (b) the Swissco Guarantee Shortfall Amount at such time, plus (c) the Swissco Note Amount (less the Swissco Note Reinvestment Amount) at such time.

        “Transactions” shall have the meaning given such term in Section 4.02.

        “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

        “Unrestricted Subsidiary” shall mean (a) GrafTech, any subsidiary of GrafTech (other than Global or the Borrower or any of their subsidiaries) and any other direct or indirect investment by GrafTech or any such subsidiary in the Capital Stock of any other person (other than Global, the Borrower or any Subsidiary) so long as (i) none of the Capital Stock or other ownership interests of such subsidiary or other person is owned by Global, the Borrower or any of the Subsidiaries, (ii) GrafTech shall have notified the Administrative Agent of its acquisition or creation of such subsidiary or such other investment and its ownership interest therein concurrently with such acquisition, creation or investment and the intended purposes of such subsidiary or investment, (iii) if any such subsidiary shall be part of a consolidated, combined or unitary tax return together with GrafTech, Global, the Borrower or any of the Subsidiaries, such subsidiary (unless it is a CFC) shall have entered into the Tax Sharing Agreement existing at the time of such acquisition or creation (or another tax sharing agreement containing terms which, in the reasonable judgment of the Administrative Agent, are customary in similar circumstances to provide an appropriate allocation of tax liabilities and benefits), (iv) except in the case of GrafTech as permitted in the proviso below, none of GrafTech, Global, the Borrower and the Subsidiaries shall have any contingent liability in respect of such subsidiary or investment or any obligations thereof and (v) any such subsidiary or investment shall be capitalized solely from the following sources: (A) any investment by any person other than GrafTech, Global, the Borrower and the Subsidiaries; (B) Indebtedness issued by such subsidiary or person, or any of its subsidiaries, (other than Indebtedness to GrafTech, Global, the Borrower or any Subsidiary) that is nonrecourse to GrafTech, Global, the Borrower and the Subsidiaries (except in the case of GrafTech as otherwise permitted by the proviso below), or proceeds thereof; (C) Capital Stock of such subsidiary or person, or any other Unrestricted Subsidiary, or

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proceeds thereof, other than Capital Stock sold to GrafTech, Global, the Borrower or any Subsidiary; and (D) proceeds of investments permitted to be made in Unrestricted Subsidiaries pursuant to Section 7.04; provided, however, that GrafTech may incur a contingent liability or Indebtedness in a specified and limited amount in respect of such a subsidiary or investment if it would at the time of such incurrence be permitted to make an additional investment in such subsidiary or investment in the amount of such incurrence and the amount so incurred shall thereafter constitute an investment in such subsidiary or investment in such amount for purposes of calculating compliance with Section 7.04; and (b) any subsidiary of an Unrestricted Subsidiary.

        “US Collateral” shall mean Collateral owned by GrafTech, Global, the Borrower or any other Loan Party that is a Domestic Subsidiary. US Collateral shall include the Swissco Note to the extent of the Swissco Note Reinvestment Amount, but shall exclude all other Indebtedness owed by any Foreign Subsidiary and all Capital Stock in any Foreign Subsidiary.

        “US Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in euros or any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency in effect at such time under the provisions of such Section.

        “USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56(signed into law October 26, 2001)).

        “Wholly Owned Subsidiary” shall mean a Subsidiary of Global (a) at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by Global or another Wholly Owned Subsidiary or (b) solely in the case of UCAR Grafit OAO, a Russian corporation, AET, UCAR Carbon Mexicana S.A. de C.V., UCAR Carbon S.A. or any subsidiary of any of the foregoing, at least 97% of the Capital Stock of which (other than directors’ qualifying shares) is owned by Global or another Wholly Owned Subsidiary.

        “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

        SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine

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and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by the Borrower shall be deemed to include references to GrafTech or Global taking such action on the Borrower’s behalf and the Agents are expressly authorized to accept any such action taken by GrafTech or Global as having the same effect as if taken by the Borrower. Each reference herein to “director’s qualifying shares” or similar terms shall be deemed to include a reference to “or other de minimis amounts of equity required under applicable local law to be owned by local persons”.

        SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

        (b)        All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event as if consummated on the first day of the period for which the applicable computation is being made and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

        (c)        Except as expressly provided herein, all accounting and financial calculations and determinations hereunder shall be made without consolidating the

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accounts of Unrestricted Subsidiaries with those of GrafTech, Global, the Borrower or any Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

        (d)        For purposes of any determination under Section 7.01, 7.02, 7.03 or 7.14 or under paragraph (f), (g) or (k) of Article VIII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination. No Default or Event of Default shall arise as a result of (a) any limitation set forth in Dollars in Section 7.01, 7.02, 7.03 or 7.14 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale and Lease-Back Transactions were initially consummated in reliance on the exceptions under such Sections or (b) any limitation set forth in Dollars in Section 7.04, 7.05, 7.06, 7.09 or 7.10 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times a binding contract was entered into in respect of an investment, disposition, payment, Capital Expenditure or other transaction under such Sections in reliance on the exceptions under such Sections. For purposes of any determination under Section 7.04, 7.05, 7.06, 7.09 or 7.10, the amount of each investment, disposition, payment, Capital Expenditure or other transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition, payment, Capital Expenditure or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower.

        SECTION 1.05. Exchange Rates. For purposes of determining the amount of the Revolving Exposure, the LC Exposure, the Swingline Exposure or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to euros and each Alternative Currency in which any requested or outstanding Letter of Credit or Swingline Loan is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the Borrower or the applicable LC Subsidiary shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

ARTICLE II

The Credits

        SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in euros or Dollars in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding its Available Revolving Commitment or (b) the Total Credit Agreement Exposure exceeding the Total Permitted Credit Agreement Exposure.

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        SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

        (b)        Subject to Section 2.13, each Revolving Borrowing denominated in Dollars shall be comprised entirely of Base Rate Loans or Eurocurrency Loans and each Revolving Borrowing denominated in euros shall be comprised entirely of Eurocurrency Loans, as the Borrower may request in accordance herewith. Each Swingline Loan denominated in Dollars shall be a Base Rate Loan. Each Swingline Loan denominated in euros shall be a Euro Swingline Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)        At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided, however, that a Revolving Borrowing may be in an aggregate amount that is equal to the aggregate Available Revolving Commitments. Each Swingline Loan shall be in an amount that is at least equal to the Borrowing Minimum for Swingline Loans and an integral multiple of the Borrowing Multiple for Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

        SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent at the Applicable Office of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent at the Applicable Office of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Borrowing of another Class;

(ii) the currency and aggregate principal amount of the requested Borrowing;

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(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) whether the requested Borrowing is to be a Eurocurrency Borrowing or a Base Rate Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

    (vi)        the Intercompany Borrower or Intercompany Borrowers to which the proceeds of the requested Borrowing are to be advanced, and the amount to be advanced to each such Intercompany Borrower, and, if applicable, the Intercompany Foreign Borrower or Intercompany Foreign Borrowers to which any or all the proceeds of the requested Borrowing are to be advanced by Swissco, and the amount to be advanced to each such Intercompany Foreign Borrower; and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any requested Revolving Borrowing, then the Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in euros, a Eurocurrency Borrowing, and (ii) in the case of a Borrowing denominated in Dollars, a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

        SECTION 2.04. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (b)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and, in the case of any Eurocurrency Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

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        (c)        The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (d)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note in substantially the form of Exhibit K hereto. In such event, the Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form consistent with this Agreement and reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any LC Subsidiary may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in Dollars or in any Alternative Currency in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any LC Subsidiary to, or entered into by any LC Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

        (b)       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an LC Subsidiary shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent, at the Applicable Office, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit (which shall be Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable LC Subsidiary also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable LC Subsidiary shall be deemed to represent and warrant that), after

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giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Available Revolving Commitments and (iii) the Total Credit Agreement Exposure shall not exceed the Total Permitted Credit Agreement Exposure.

        (c)       Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods on terms reasonably acceptable to the Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any person unless the Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the Borrower) of the election by the Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 60 days prior to the then current expiration date of such Letter of Credit, provided, however, that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Revolving Maturity Date.

        (d)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, at the Applicable Office, for the account of the Issuing Bank, such Lender’s Applicable Revolving Percentage of (1)(i) each LC Disbursement made by the Issuing Bank in Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by the Issuing Bank in an Alternative Currency, and, in each case, not reimbursed by the applicable LC Subsidiary on the date due as provided in paragraph (e) of this Section, or (2) any reimbursement payment required to be refunded to the applicable LC Subsidiary for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (e)       Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower or the applicable LC Subsidiary shall

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reimburse such LC Disbursement by paying to the Administrative Agent, at the Applicable Office, an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than 12:00 noon, New York time, on the date that such LC Disbursement is made, if the applicable LC Subsidiary shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the applicable LC Subsidiary prior to such time on such date, then not later than 12:00 noon, New York time, on (A) the Business Day that the applicable LC Subsidiary receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the applicable LC Subsidiary receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower or the applicable LC Subsidiary fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the obligation of the Borrower and the applicable LC Subsidiary to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable LC Subsidiary in respect thereof and such Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Revolving Percentage of the payment then due from the applicable LC Subsidiary in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower or the applicable LC Subsidiary pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower or the applicable LC Subsidiary of its obligation to reimburse such LC Disbursement. If the reimbursement by the Borrower or the applicable LC Subsidiary of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower or such LC Subsidiary shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

        (f)       Obligations Absolute. The Borrower’s or the applicable LC Subsidiary’s obligations to reimburse LC Disbursements as provided in paragraph (e) of

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this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, subject to the proviso in the next sentence, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or the applicable LC Subsidiary’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, however, that the foregoing shall not be construed to excuse the Issuing Bank from liability to any LC Subsidiary to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each LC Subsidiary to the extent permitted by applicable law) suffered by the Borrower or any LC Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        (g)       Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable LC Subsidiary by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the applicable LC Subsidiary of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

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        (h)       Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower or the applicable LC Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower or the applicable LC Subsidiary reimburses such LC Disbursement, at (i) in the case of any LC Disbursement denominated in Dollars, and at all times following the conversion to Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) of this Section, the rate per annum then applicable to Base Rate Revolving Loans and (ii) in the case of any LC Disbursement denominated in an Alternative Currency, at all times prior to its conversion to Dollars pursuant to paragraph (e) of this Section, a rate per annum reasonably determined by the Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans; provided, however, that, at all times after the Borrower or the applicable LC Subsidiary fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

        (i)       Cash Collateralization. If the Revolving Commitments shall be terminated or if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of LC Cash Collateral pursuant to this paragraph, the Borrower and the applicable LC Subsidiaries shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in Dollars and in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, however, that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such LC Cash Collateral with respect to the LC Exposure shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to a Borrower. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower and the LC Subsidiaries under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and in the sole discretion of the Administrative Agent and at the risk and

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expense of the Borrower and the LC Subsidiaries, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in any such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower and the LC Subsidiaries for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower and the LC Subsidiaries under this Agreement. If the Borrower and the LC Subsidiaries are required to provide an amount of LC Cash Collateral hereunder as a result of the occurrence of an Event of Default, all amounts on deposit in such account or accounts (to the extent not applied as aforesaid) shall be returned to them within three Business Days after all Events of Default have been cured or waived.

        (j)       Existing Letters of Credit. As of the date hereof, Global has outstanding for its account those Existing Letters of Credit under the Existing Credit Agreement set forth on Schedule 2.05(j). The parties hereto agree that each Existing Letter of Credit shall be deemed for purposes of this Agreement to be a Letter of Credit issued on the Effective Date on the same terms and conditions as each other Letter of Credit and that the issuing bank in respect thereof shall for all purposes hereof have the same rights in respect of each Existing Letter of Credit as the Issuing Bank has in respect of any Letter of Credit.

        (k)       Designation of LC Subsidiaries. On or after the Effective Date, the Borrower may designate any Subsidiary as an LC Subsidiary by delivery to the Administrative Agent of an LC Subsidiary Agreement executed by such Subsidiary and the Borrower, and such Subsidiary shall for all purposes of this Agreement be an LC Subsidiary and a party to this Agreement upon such delivery and the satisfaction of the conditions set forth in Section 5.03 with respect to such Subsidiary until the Borrower shall have executed and delivered to the Administrative Agent an LC Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be an LC Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no LC Subsidiary Termination will become effective as to any LC Subsidiary at a time when any Letter of Credit issued for the account of such LC Subsidiary or any LC Disbursement in respect of any such Letter of Credit shall be outstanding hereunder. As soon as practicable upon receipt of an LC Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

        (l)       Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of

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Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        (m)       Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VIII, all amounts (i) that the Borrower or any LC Subsidiary is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the Borrower or such LC Subsidiary has deposited LC Cash Collateral, if such LC Cash Collateral was deposited in the applicable Alternative Currency), (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

        SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Administrative Agent at the Applicable Office most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided, however, that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained by the Administrative Agent (i) in London, in the case of Loans denominated in euros, or (ii) in New York City, in the case of Loans denominated in Dollars; provided, however, that Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Issuing Bank.

        (b)        Unless the Administrative Agent shall have received at the Applicable Office notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.

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In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing in euros) and (y) the Federal Funds Effective Rate (in the case of a Borrowing in Dollars) or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to the Borrower any amount (including interest) paid by the Borrower to the Administrative Agent pursuant to this paragraph.

        SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

        (b)        To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent at the Applicable Office of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent at the Applicable Office of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing denominated in euros to a Base Rate Borrowing.

        (c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

    (i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in

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which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) if the resulting Borrowing is to be denominated in Dollars, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing; and

    (iv)        if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

        (d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender holding a Loan to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

        (e)         If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to a Base Rate Borrowing as of the end of such Interest Period and (ii) in the case of a Borrowing denominated in euros, such Borrowing shall become due and payable on the last day of such Interest Period.

        SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date; provided, however, that all the Commitments shall terminate at 5:00 p.m., New York City time, on February 15, 2005, if the Effective Date shall not have occurred prior to such time.

        (b)        The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, however, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple that is a Borrowing Multiple and not less than the Borrowing Minimum with respect to such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Available Revolving Commitments.

        (c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least five

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Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, however, that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

        SECTION 2.09. Repayment of Loans. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent at the Applicable Office for the accounts of the Revolving Lenders, the then unpaid principal amount of each Revolving Borrowing on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the 10th day after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that are outstanding on the date such Revolving Borrowing is made. The Borrower will repay the principal amount of each Loan and the accrued interest thereon in the currency of such Loan.

        SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

        (b)        If, on any date, the aggregate Revolving Exposures exceed the aggregate Available Revolving Commitments or the Total Credit Agreement Exposure exceeds the Total Permitted Credit Agreement Exposure, the Borrower shall, not later than the second Business Day following such date, prepay Revolving Loans in an amount sufficient to eliminate such excess (after giving effect to any other prepayment of Loans on or prior to the date of prepayment); provided, however, that, if such excess is the result of a reduction in the Swissco Guarantee Amount, the Borrower may by written notice to the Administrative Agent elect to defer such prepayment to the 10th Business Day following such date and such prepayment shall not be required to be made if such excess shall have been eliminated on or prior to such deferred payment date.

        (c)        Prior to any prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

        (d)        The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment under paragraph (a) of this Section (A) in the case of a prepayment of a Loan other than a Swingline Loan, at the Applicable Office not later

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than 11:00 a.m., Local Time, five Business Days before the date of prepayment and (B) in the case of a prepayment of a Swingline Loan, at the Applicable Office not later than 12:00 noon, Local Time, on the date of prepayment, and (ii) of any prepayment under paragraph (b) of this Section, at the Applicable Office as promptly as practicable after the Borrower becomes aware that such prepayment will be required. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, however, that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amount prepaid.

        SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees in respect of any Commitment shall be payable in arrears (i) on the last day of March, June, September and December of each year commencing on the first such date to occur after the date hereof, and (ii) on the date on which such Commitment terminates. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the LC Exposure of such Lender, but not by the Swingline Exposure of such Lender. For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.11(a), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate, in consultation with the Borrower.

        (b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates

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and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate separately agreed between the Issuing Bank and the Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees (or other fees as agreed between the Issuing Bank and the Borrower) with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date hereof; provided, however, that all such fees shall be payable on the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure (and any such fees remaining unpaid after the Revolving Maturity Date or earlier termination of the Revolving Commitments shall be payable on demand). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.11(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated as set forth in the last sentence of Section 2.11(a).

        (c)        The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

        (d)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error).

        SECTION 2.12. Interest. (a) The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (b)        The Loans comprising each Base Rate Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at the Base Rate plus the Applicable Rate. The Loans comprising each Swingline Loan denominated in euros shall bear interest at the Euro Swingline Rate plus the Applicable Rate.

        (c)        Notwithstanding Section 2.12(a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue

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amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.12(a) and (b) or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Revolving Loans as provided in Section 2.12(b).

        (d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided, however, that (i) interest accrued pursuant to Section 2.12(c) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

    (a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

    (b)        the Administrative Agent is advised by a majority in interest of the affected Lenders (based upon applicable outstanding commitments and, without duplication, loans) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request for a Eurocurrency Revolving Borrowing denominated in such currency (A) if such currency is the Dollar, shall be deemed a request for a Base Rate Borrowing and (B) if such currency is the euro, shall be ineffective, (ii) any Interest Election Request that requests the conversion of any Revolving Borrowing denominated in such currency to, or continuation of any Revolving Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and (iii) any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall bear interest at such rate or rates as the Administrative

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Agent and the Borrower shall agree upon to reflect the cost to such Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid on the last day of the then current Interest Period applicable thereto).

        SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

    (i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

    (ii)        impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or any Eurocurrency Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any Eurocurrency Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

        (b)        If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

        (c)        A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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        (d)        Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; providedfurther, however, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any LC Subsidiary hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower or any LC Subsidiary shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be)

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receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such LC Subsidiary shall make such deductions and (iii) the Borrower or such LC Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)        In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)        The Borrower and each LC Subsidiary shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any LC Subsidiary hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest and expenses result solely from the gross negligence or wilful misconduct of the Administrative Agent, such Lender or such Issuing Bank, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall reasonably cooperate with the Borrower and any LC Subsidiary, at the Borrower’s or such LC Subsidiary’s sole cost and expense, in good faith to recover any such Indemnified Taxes or Other Taxes that the Administrative Agent, such Lender or the Issuing Bank, as applicable, and the Borrower or such LC Subsidiary agree were incorrectly or illegally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or any LC Subsidiary by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

        (d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any LC Subsidiary to a Governmental Authority, the Borrower or such LC Subsidiary shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)        Any Foreign Lender (or with respect to any LC Subsidiary, any Lender organized outside the jurisdiction of organization of such LC Subsidiary) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or any LC Subsidiary is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, to the extent it may lawfully do so, deliver to the Borrower or the LC Subsidiary, as the case may be (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and as reasonably requested by the Borrower or such LC Subsidiary as

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will permit such payments to be made without withholding or at a reduced rate; provided, however, that such Lender has received sufficient written notice from the Borrower or such LC Subsidiary advising it of the availability of such exemption or reduction and containing all applicable documentation. So long as any Lender makes a reasonable and good faith effort timely to comply with any such requirement outside the U.S., such Lender shall continue to benefit from Section 2.16(a) and (c) with respect to any such Taxes pending the effectiveness of any such reduction or exemption for which it may apply. For purposes of any withholding tax imposed by the United States of America in effect as of the date of this Agreement, the documentation referred to in the first sentence of this paragraph (e) shall include (and this sentence shall constitute the written notice referred to in such preceding sentence): (i) in the case of a Foreign Lender that is a “bank” under Section 881(c)(3)(A) of the Code, two duly completed copies of either Internal Revenue Service Form W-8ECI or W-8BEN (or applicable successor form, as the case may be); and (ii) in the case of a Foreign Lender that is not a “bank” under Section 881(c)(3)(A) of the Code, (x) a certificate of a duly authorized officer of such Foreign Lender certifying that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or LC Subsidiary within the meaning of Section 881(c)(3)(B) of the Code or (c) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or applicable successor form).

        (f)        If the Administrative Agent, any Lender or the Issuing Bank, as the case may be, determines in its reasonable discretion that it is entitled to receive a refund, credit or other tax benefit in respect of Taxes with respect to which it has received additional amounts from the Borrower or any LC Subsidiary pursuant to paragraph (a) of this Section 2.16 or as to which it has been indemnified by the Borrower or any LC Subsidiary pursuant to paragraph (b) or (c) of this Section 2.16, the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall notify the Borrower or such LC Subsidiary, as applicable, and shall, within 45 days (or such shorter period of time as may be prescribed by applicable law for a timely application) after receipt of a request by the Borrower or such LC Subsidiary, apply for such refund, credit or other tax benefit at the Borrower’s or such LC Subsidiary’s expense. The Administrative Agent, such Lender or the Issuing Bank, as applicable, shall in good faith prepare or amend any filings, returns or other documentation required to obtain such refund, credit or other tax benefit and the Borrower or LC Subsidiary, as applicable, shall not have the right to participate therein. If the Administrative Agent, such Lender or the Issuing Bank, as applicable, receives a refund, credit or other tax benefit pursuant to this paragraph (f), the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall promptly pay such amount to the Borrower or LC Subsidiary, as applicable, together with any interest received thereon. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any LC Subsidiary.

        SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower and each LC Subsidiary shall make each payment required to

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be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify at its respective Applicable Offices; provided, however, that payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest or fees in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in Dollars at the Exchange Rate in effect at such time of payment, if applicable. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

        (b)        If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

        (c)        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans of any Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of such Class or participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans of such Class

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or participations in LC Disbursements and Swingline Loans and accrued interest thereon; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to GrafTech, Global, the Borrower, any Subsidiary or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of GrafTech, Global, the Borrower and each LC Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against GrafTech, Global, the Borrower or such LC Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of GrafTech, Global, the Borrower or such LC Subsidiary in the amount of such participation.

        (d)        Unless the Administrative Agent shall have received notice from the Borrower or an LC Subsidiary prior to the date on which any payment is due to the Administrative Agent for the account of all or certain of the Lenders or the Issuing Bank hereunder that the Borrower or such LC Subsidiary will not make such payment, the Administrative Agent may assume that the Borrower or such LC Subsidiary has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower or such LC Subsidiary has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate reasonably determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

        (e)        If any Lender shall fail to make any payment required to be made by it to the Administrative Agent or another Lender under this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

        SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower or any LC Subsidiary is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment

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(i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)        If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        SECTION 2.19. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the aggregate Revolving Exposures exceeding the aggregate Available Revolving Commitments or (iii) the Total Credit Agreement Exposure exceeding the Total Permitted Credit Agreement Exposure; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

        (b)        To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount and currency (which shall be Dollars or euros) of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each

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Swingline Loan available to the Borrower by means of a credit to a general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

        (c)        The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans denominated in Dollars. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., London time, on any Business Day (each date on which such notice is given, a “Notice Date”) require the Lenders to acquire participations on the second Business Day after the Notice Date in all or a portion of the outstanding Swingline Loans denominated in euros, and such Swingline Loans shall be continued on the second Business Day after the Notice Date as a Eurocurrency Borrowing having an Interest Period of one month’s duration; provided, however, that the Swingline Lender shall not give such notice to the Administrative Agent unless it shall have first given the Borrower notice by 2:00 p.m., London time, on the Business Day immediately preceding the Notice Date of its intent to give such notice to the Administrative Agent and the Borrower shall not have given the Swingline Lender notice by 9:00 a.m., London time, on the Notice Date that it agrees to repay such Swingline Loans on or prior to the second Business Day after the Notice Date. Such notice shall specify the aggregate amount and currency of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in the currency of each such Swingline Loan, for the account of the Swingline Lender, such Lender’s Applicable Revolving Percentage of each such Swingline Loan. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatismutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant

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to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

ARTICLE III

Intercompany Loans

        SECTION 3.01. Intercompany Loans. Subject to the limitations on the use of proceeds set forth in the recitals hereto, the proceeds of each Revolving Borrowing shall be used by the Borrower for its own purposes or, simultaneously with the making of such Borrowing, to make one or more Intercompany Loans to the Intercompany Borrowers and in the amounts specified in the Borrowing Request delivered in connection with such Borrowing under Section 2.03. In the event that the proceeds of any Revolving Borrowing are to be used by Swissco or any other Foreign Subsidiary, Swissco shall be the Intercompany Borrower of the Intercompany Loan made with such proceeds and, if such proceeds are to be used by any Foreign Subsidiary other than Swissco, Swissco shall, promptly after the making of such Intercompany Loan, make one or more Intercompany Foreign Borrower Loans to each such Foreign Subsidiary, in each case in the amounts specified in the Borrowing Request delivered in connection with such Borrowing under Section 2.03. In addition, the Borrower may from time to time make additional advances to Swissco and each such advance shall be an Intercompany Loan and be evidenced by the Swissco Note; provided, however, that if at the time any such advance is made the Swissco Guarantee Amount Shortfall is zero, the Borrower may elect that such advance not constitute an Intercompany Loan evidenced by the Swissco Note. Promptly following the making of any such additional advance (other than an advance the Borrower has elected will not constitute an Intercompany Loan), the Borrower shall give the Administrative Agent written notice of such advance specifying the amount thereof and the Swissco Note Amount after giving effect thereto.

        SECTION 3.02. Intercompany Notes. Each Intercompany Loan shall be evidenced by an Intercompany Note substantially in the form of Exhibit F-2, payable to the order of the Borrower and duly executed by the applicable Intercompany Borrower. Each Intercompany Foreign Borrower Loan shall be evidenced by an Intercompany Foreign Borrower Note substantially in the form of Exhibit F-1 (with such changes therefrom as may be required or advisable under applicable local law and acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld), payable to the order of Swissco and duly executed by the applicable Intercompany Foreign Borrower. Each Intercompany Note will be pledged by the Borrower, together with all related security interests, rights under guarantees and security interests related to such guarantees, to the Collateral Agent under one or more Security Documents as security for the Obligations. Each Intercompany Foreign Borrower Note will be pledged by Swissco,

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together with all related security interests, rights under guarantees and security interests related to such guarantees, to (a) the Borrower under one or more Security Documents as security for the obligations of Swissco under the Swissco Note and the Intercompany Borrower Agreement of Swissco and (b) the Collateral Agent under one or more Security Documents as security for the Obligations Guaranteed under the Swissco Guarantee. Notwithstanding the foregoing, Intercompany Loans and Intercompany Foreign Borrower Loans may be evidenced by notes or other instruments in a form approved by the Administrative Agent, which approval will not be unreasonably withheld; provided, however, that such notes or other instruments contain covenants substantially the same as the covenants set forth in Section 3.03(a).

        SECTION 3.03. Modification and Prepayment of Intercompany Loans. (a) Each of Global and the Borrower covenants and agrees that it will not, and will not permit Swissco to, without the consent of the Required Lenders, (i) cause or permit the terms of any Intercompany Loan, Intercompany Note, Intercompany Foreign Borrower Loan or Intercompany Foreign Borrower Note or any related document (including any related Guarantee or Security Document) to be amended, modified or waived in any respect (except that the Borrower and the applicable Intercompany Borrower or Swissco and the applicable Intercompany Foreign Borrower, as the case may be, may agree to change the rate at which interest accrues on, or the currency of payment of, any Intercompany Note or Intercompany Foreign Borrower Note and the Administrative Agent may, without the approval of the Required Lenders, approve any other changes that it determines are not adverse to the Lenders), (ii) cancel or compromise any Intercompany Note or Intercompany Foreign Borrower Note or contribute any Intercompany Note or Intercompany Foreign Borrower Note to the capital of the Intercompany Borrower or Intercompany Foreign Borrower obligated thereon, (iii) transfer or assign, or create any Lien (other than pursuant to a Pledge Agreement) on, any Intercompany Loan, Intercompany Note, Intercompany Foreign Borrower Loan or Intercompany Foreign Borrower Note or (iv) demand or accept any payment under any Intercompany Note or Intercompany Foreign Borrower Note (other than payments of interest when and as due); provided, however, that, subject to Section 3.03(b), (x) repayments and prepayments of Intercompany Foreign Borrower Loans may be made from time to time so long as (A) the proceeds of such repayment or prepayment are applied by Swissco (1) for use in its business (including repayments of Indebtedness incurred as permitted by Section 7.01(c)), (2) to make other Intercompany Foreign Borrower Loans, (3) to repay or prepay the Intercompany Loan of Swissco to the extent then outstanding or (4) if a Financial Officer of Global or Swissco determines that the proceeds of such repayment or prepayment are not necessary for the purposes described in clause (1) or (2) above and no Intercompany Loans of Swissco are outstanding, to such other purposes as may be permitted under this Agreement and (B) the Borrower provides the Administrative Agent with prompt written notice of the time and amount of such repayment or prepayment and the application of the proceeds thereof under clause (2) or (3) above, and (y) repayments and prepayments of the Intercompany Loans of Subsidiaries may be made from time to time so long as (A) the proceeds of such repayment or prepayment are applied by the Borrower (1) for its own purposes, (2) to make other Intercompany Loans, (3) to repay or prepay Revolving Loans to the extent then outstanding or (4) if a Financial Officer of the Borrower determines that the

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proceeds of such repayment or prepayment are not necessary for the purposes described in clause (1) or (2) above and no Revolving Loans are outstanding, to such other purposes as may be permitted under this Agreement, and (B) the Borrower provides the Administrative Agent with prompt written notice of the time and amount of such repayment or prepayment and the application of the proceeds thereof under clause (2) or (3) above.

        (b)        Notwithstanding any other provision of this Agreement, each of Global and the Borrower covenants and agrees that it will not, and will not permit Swissco to, without the consent of the Required Lenders, cause or permit any Intercompany Loan, Intercompany Note, Intercompany Foreign Borrower Loan or Intercompany Foreign Borrower Note to be prepaid (i) unless immediately after giving effect thereto and to any application of the proceeds of such prepayment to the prepayment of Revolving Borrowings, the Total Credit Agreement Exposure shall be not greater than the Total Permitted Credit Agreement Exposure or (ii) if immediately after giving effect thereto, the Swissco Note Amount (less the Swissco Note Reinvestment Amount) would be less than the Swissco Guarantee Amount Shortfall. The Borrower shall not at any time permit the Swissco Note Amount to be less than the Swissco Note Reinvestment Amount at such time.

        SECTION 3.04. Designation of Intercompany Borrowers and Intercompany Foreign Borrowers. (a) The initial Intercompany Borrowers shall be those listed in Schedule 3.04. On or after the Effective Date, the Borrower may designate any Domestic Subsidiary that is a Wholly Owned Subsidiary of Global as an Intercompany Borrower by delivery to the Administrative Agent of an Intercompany Borrower Agreement executed by such Subsidiary and the Borrower, and such Subsidiary shall for all purposes of this Agreement be an Intercompany Borrower upon such delivery and the satisfaction of the conditions set forth in Section 5.03 with respect to such Subsidiary.

        (b)        On or after the Effective Date, the Borrower may designate any Foreign Subsidiary as an Intercompany Foreign Borrower by delivery to the Administrative Agent of an Intercompany Foreign Borrower Agreement executed by such Subsidiary and Swissco, and such Subsidiary shall for all purposes of this Agreement be an Intercompany Foreign Borrower upon such delivery and the satisfaction of the conditions set forth in Section 5.03 with respect to such Subsidiary.

        (c)        As soon as practicable upon receipt of an Intercompany Borrower Agreement or Intercompany Foreign Borrower Agreement, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE IV

Representations and Warranties

        Each of GrafTech, Global and the Borrower represents and warrants to each of the Lenders that:

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        SECTION 4.01. Organization; Powers. Each of GrafTech, Global, the Borrower, Swissco and each of the other Subsidiaries (a) is a corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower and the LC Subsidiaries, to borrow and otherwise obtain credit hereunder, and, in the case of Swissco and each other Intercompany Borrower, to borrow and otherwise obtain credit under the Swissco Note and the other Intercompany Borrower Notes.

        SECTION 4.02. Authorization. The execution, delivery and performance by GrafTech, Global, the Borrower, Swissco and each of the other Subsidiaries of each of the Loan Documents to which it is or will be a party (and, in the case of the Borrower, Swissco, the other Intercompany Borrowers and the LC Subsidiaries, the borrowings and other extensions of credit hereunder and thereunder), the making of the Intercompany Loans, the amendment and restatement of this Agreement, the satisfaction of the Collateral and Guarantee Requirement and the other transactions contemplated hereby and thereby (collectively, the “Transactions”) (a) have been duly authorized by all corporate and stockholder action required to be obtained by GrafTech, Global, the Borrower, Swissco and the other Subsidiaries and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate or articles of incorporation or by-laws or other constitutive documents of GrafTech, Global, the Borrower, Swissco or any other Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which GrafTech, Global, the Borrower, Swissco or any other Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 4.02, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by GrafTech, Global, the Borrower, Swissco or any other Subsidiary, other than the Liens created by the Loan Documents.

        SECTION 4.03. Enforceability. This Agreement has been duly executed and delivered by GrafTech, Global, the Borrower and each LC Subsidiary which is party hereto and constitutes, and each other Loan Document when executed and delivered by GrafTech, Global, the Borrower, Swissco and each other Loan Party which is party thereto will constitute, a legal, valid and binding obligation of GrafTech, Global, the

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Borrower, Swissco and such Loan Party enforceable against GrafTech, Global, the Borrower, Swissco and such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        SECTION 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings and recording necessary to satisfy the Collateral and Guarantee Requirement, (b) such as have been made or obtained and are in full force and effect and (c) such actions, consents, registrations, filings and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.05. Financial Statements. GrafTech has heretofore furnished to the Lenders its consolidated balance sheets and consolidated statements of operations, cash flows and stockholders’ equity as of and for (a) the fiscal year ended December 31, 2003, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants and (b) the fiscal periods ended March 31, 2004, June 30, 2004 and September 30, 2004, in each case unaudited but certified on behalf of Global by one of its Financial Officers. Such financial statements present fairly the consolidated financial condition and results of operations of GrafTech and its subsidiaries as of such dates and for such periods. Except as disclosed in the Information Memorandum, none of GrafTech, Global, the Borrower and the Subsidiaries has or shall have as of the Effective Date any material Guarantee, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency hedging transaction, which is not reflected in such financial statements or the notes thereto. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

        SECTION 4.06. No Material Adverse Change. There has been no material adverse change in the assets, liabilities (including contingent liabilities), business, properties, financial condition or results of operations of GrafTech and its subsidiaries, taken as a whole, since December 31, 2003.

        SECTION 4.07. Title to Properties; Possession Under Leases. (a) Each of GrafTech, Global, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its respective material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02.

        (b)        Each of GrafTech, Global, the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in

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full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of GrafTech, Global, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases to which it is a party, other than leases which, individually or in the aggregate, are not material to Global, the Borrower and the Subsidiaries, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

        (c)        Each of GrafTech, Global, the Borrower and the Subsidiaries owns or has licenses to use, or could obtain ownership of or licenses to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        SECTION 4.08. Subsidiaries. (a) Schedule 4.08 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Global or by any Subsidiary.

        (b)        As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than those granted to employees, consultants or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of GrafTech, Global, the Borrower or any Subsidiary, except under the Loan Documents or as set forth on Schedule 4.08.

        SECTION 4.09. Litigation; Compliance with Laws. (a) There are not any material actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Global, threatened against or affecting GrafTech, Global, the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or, as of the Effective Date, the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. It is understood and agreed that the incurrence of liability and/or settlement costs in an aggregate amount not to exceed $35,000,000 in respect of any such action, suit or proceeding shall not taken by itself constitute a Material Adverse Effect.

        (b)        None of GrafTech, Global, the Borrower, the Subsidiaries and their respective material properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently operated violate) any law, rule or regulation (including any Environmental Law), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

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        SECTION 4.10. Agreements. (a) None of GrafTech, Global, the Borrower and the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (b)        None of GrafTech, Global, the Borrower and the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in either case where such default could reasonably be expected to result in a Material Adverse Effect. Immediately after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

        SECTION 4.11. Federal Reserve Regulations. (a)  None of GrafTech, Global, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, as defined in Regulation U of the Board from time to time in effect (“Margin Stock”).

        (b)        No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

        SECTION 4.12. Investment Company Act; Public Utility Holding Company Act. None of GrafTech, Global, the Borrower and the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

        SECTION 4.13. Use of Proceeds. The Borrower and the LC Subsidiaries have used, and will use, the proceeds of the Loans and have requested, and will request, the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

        SECTION 4.14. Tax Returns. Each of GrafTech, Global, the Borrower and the Subsidiaries has timely filed or caused to be timely filed all Federal, and all material state and local, tax returns required to have been filed by it and has paid or caused to be paid all taxes shown thereon to be due and payable by it and all assessments in excess of $2,000,000 in the aggregate, except for taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.03 and for which such person has set aside on its books adequate reserves in accordance with GAAP. Each of GrafTech, Global, the Borrower and the Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all taxes due with respect to all periods ending on or before the Effective Date, which taxes, if not paid

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or adequately provided for, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.14, as of the Effective Date, with respect to each of GrafTech, Global, the Borrower and the Subsidiaries, (a) no material claims are being asserted in writing with respect to any taxes, (b) no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested, (c) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority and (d) no currently pending issues have been raised in writing by the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority. For purposes of this Section 4.14 and Section 6.03, “taxes” shall mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any Governmental Authority.

        SECTION 4.15. No Material Misstatements. (a) The written information, reports, financial statements, exhibits and schedules (other than financial projections) furnished by or on behalf of GrafTech, Global, the Borrower or any of the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum dated November 2004 (the “Information Memorandum”) relating to GrafTech and its subsidiaries), when taken as a whole, did not contain as of the date furnished, and, as they may be amended, supplemented or modified from time to time, will not contain, as of the Effective Date any material misstatement of fact and did not omit as of the date furnished, and, as they may be amended, supplemented or modified from time to time, will not omit, as of the Effective Date, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading in their presentation of the refinancing (as described in the Information Memorandum) or of GrafTech, Global, the Borrower and the Subsidiaries, taken as a whole.

        (b)        All financial projections concerning GrafTech, Global, the Borrower and the Subsidiaries that have been or will be made available to the Administrative Agent or any Lender by GrafTech, Global, the Borrower or any Subsidiary, including those contained in the Information Memorandum, unless otherwise disclosed, have been or will be prepared in good faith based upon assumptions believed by GrafTech, Global and the Borrower to be reasonable.

        SECTION 4.16. Employee Benefit Plans. Each of GrafTech, Global, the Borrower and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which GrafTech, Global, the Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30 day notice requirement is waived, reports that have been filed and reports the failure of which to file could not reasonably be expected to result in a

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Material Adverse Effect. As of the Effective Date, (i) the present value of all benefit liabilities under each Plan of GrafTech, the Borrower and the ERISA Affiliates (based on the actuarial assumptions used by such Plan under Section 412 of the Code) did not, as of the last annual valuation date applicable thereto for which a valuation is available, exceed by more than $8,500,000 the fair market value of the assets of such Plan and (ii) the present value of all benefit liabilities of all underfunded Plans of GrafTech, the Borrower and the ERISA Affiliates (based on the actuarial assumptions used by such Plan under Section 412 of the Code) did not, as of the last annual valuation dates applicable thereto for which valuations are available, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans. None of GrafTech, Global, the Borrower and the ERISA Affiliates has incurred or could reasonably be expected to incur any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect. None of GrafTech, Global, the Borrower and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

        SECTION 4.17. Environmental Matters.

        (a)        There has not been a Release or threatened Release of Hazardous Materials at, on, under or around the properties currently owned or currently or formerly operated by GrafTech, Global, the Borrower and the Subsidiaries (the “Properties”) in amounts or concentrations which (i) constitute or constituted a violation of Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to give rise to an Environmental Claim which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect or (iii) except as set forth in Schedule 4.17, could reasonably be expected to impair materially the fair saleable value of any material Property.

        (b)        The Properties and all operations of GrafTech, Global, the Borrower and the Subsidiaries are in compliance, and in all prior periods have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary Environmental Permits, in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

        (c)        None of GrafTech, Global, the Borrower and the Subsidiaries has received any written notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters GrafTech, Global, the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

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        (d)        Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on, under or around any of the Properties in a manner that could reasonably be expected to give rise to liability of GrafTech, the Borrower or any Subsidiary under any Environmental Law, nor have any of GrafTech, the Borrower and the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

        (e)        No Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials into the environment has been recorded with respect to the Properties, except for Liens permitted by Section 7.02.

        (f)        In connection with the closure, decommissioning or sale of any of the Properties, there have been no events, conditions or circumstances that have been discovered that require action or response under any Environmental Law, which response or action, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

        SECTION 4.18. Capitalization of GrafTech, Global and the Borrower. The authorized Capital Stock, the par value thereof and the amount of such authorized Capital Stock issued and outstanding for GrafTech as of September 30, 2004, and for each of Global and the Borrower as of the Effective Date, is set forth on Schedule 4.18. All outstanding shares of Capital Stock of each of Global and the Borrower are fully paid and nonassessable, are owned beneficially and of record by GrafTech and are free and clear of all Liens and encumbrances whatsoever other than the Liens created by the Loan Documents and the DOJ Lien.

        SECTION 4.19. Security Documents. (a)  Each Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement), and, in the case of the Domestic Pledge Agreement, when such Collateral is delivered to the Collateral Agent such Pledge Agreement will constitute a fully perfected first priority Lien on and security interest in all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other person other than, in the case of Collateral owned by GrafTech, the DOJ Lien.

        (b)        Each Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement), and when the actions contemplated by such Security Agreement are taken, such Security Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the grantors thereunder in such Collateral and, as to assets in the United States, subject to § 9-315 of the Uniform Commercial Code (and, as to assets outside the United States, subject to the comparable provision of the law that governs each such

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Security Agreement), the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 7.02.

        (c)        When a Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, and when the other actions contemplated by such Security Agreement are taken, such Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Security Agreement) and, subject to § 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person.

        (d)        The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties and, to the extent provided by applicable law, the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(d) (or, in the case of Mortgaged Properties not owned by GrafTech or a Subsidiary on the date hereof, the appropriate filing offices in the jurisdictions in which such Mortgaged Properties are located), the Mortgages will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.02 (and other than, in the case of Collateral owned by GrafTech, the DOJ Lien).

        (e)        On the Effective Date, after giving effect to the Transactions to occur on the Effective Date, and at all times thereafter, the Collateral and Guarantee Requirement will be satisfied.

        SECTION 4.20. Labor Matters. Except as set forth in Schedule 4.20, there are no strikes pending or threatened against GrafTech, Global, the Borrower or any Subsidiary which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of GrafTech, Global, the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from GrafTech, Global, the Borrower or any Subsidiary or for which any claim may be made against GrafTech, Global, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of GrafTech, Global, the Borrower or such Subsidiary to the extent required by GAAP. None of the Transactions has given or will give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which GrafTech, Global, the Borrower or any Subsidiary (or any predecessor) is a party or by which GrafTech, Global, the Borrower or any Subsidiary (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to GrafTech, Global, the Borrower and the Subsidiaries taken as a whole.

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        SECTION 4.21. No Foreign Assets Control Regulation Violation. None of the Transactions will result in a violation of any of the foreign assets control regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor, nor will the proceeds of the Loans or the Letters of Credit be used by the Borrower or any LC Subsidiary in a manner that would violate any thereof.

        SECTION 4.22. Insurance. Each of GrafTech, Global, the Borrower and the Subsidiaries carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

        SECTION 4.23. Location of Real Property and Leased Premises. (a) As of the Effective Date, GrafTech, Global, the Borrower and the Subsidiaries own in fee all the real property set forth as being owned by them on Schedule 4.23(a). Schedule 4.23(a)(i) lists completely and correctly as of the Effective Date all real property owned by GrafTech, Global, the Borrower and the other Subsidiaries that is required to have a Mortgage granted thereon pursuant to the Collateral and Guarantee Requirement, together with the address thereof, and Schedule 4.23(a)(ii) lists completely and correctly as of the Effective Date all other real property owned by GrafTech, Global, the Borrower and the other Subsidiaries, together with the address thereof.

        (b)        As of the Effective Date, GrafTech, Global, the Borrower and the Subsidiaries have valid leases in all the real property set forth as being leased by them on Schedule 4.23(b). Schedule 4.23(b)(i) lists completely and correctly as of the Effective Date all real property leased by GrafTech, Global, the Borrower and the other Subsidiaries that is required to have a leasehold mortgage granted thereon pursuant to the Collateral and Guarantee Requirement, together with the address thereof, and Schedule 4.23(b)(ii) lists completely and correctly as of the Effective Date all other real property leased by GrafTech, Global, the Borrower and the other Subsidiaries, together with the address thereof.

        SECTION 4.24. Advanced Energy Technology Inc. As of the Effective Date, the net book value of the assets of AET is less than $17,500,000. The portion of EBITDA attributable to AET for the three month period ended September 30, 2004, was less than $1,000,000.

        SECTION 4.25. Swissco Guarantee Amount. As of the Effective Date, the Swissco Guarantee Amount is not less than $100,000,000.

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ARTICLE V

Conditions

        SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

    (a)        The Administrative Agent (or its counsel on its behalf) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

    (b)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank and dated the Effective Date) of each of (i) Kelley Drye & Warren LLP, counsel for GrafTech, Global and the Borrower, substantially to the effect set forth in the form of Exhibit J-1, (ii) the General Counsel of GrafTech, Global and the Borrower, substantially to the effect set forth in the form of Exhibit J-2, (iii) Waddey & Patterson, patent counsel for GrafTech, Global and the Domestic Subsidiaries, substantially to the effect set forth in the form of Exhibit J-3, and (iv) each of Keppeler & Associates, local counsel for Swissco, and local counsel in each jurisdiction listed on Schedule 5.01(b), in each case in a form reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. Each of GrafTech, Global and the Borrower hereby requests such counsel to deliver such opinions.

    (c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and each initial Intercompany Borrower and LC Subsidiary, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the initial Intercompany Borrowers and LC Subsidiaries, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

    (d)        The Administrative Agent shall have received a certificate of Global, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Global, confirming compliance as of the Effective Date with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection

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Certificate dated the Effective Date and signed by a Responsible Officer or Financial Officer of Global, in form and substance reasonably satisfactory to the Administrative Agent, together with all attachments contemplated thereby, including the results of a search of Uniform Commercial Code (or equivalent) filings made with respect to GrafTech, the Borrower and the other Domestic Subsidiaries in the jurisdictions contemplated by such Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.02 or have been released.

    (f)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

    (g)        All requisite material Governmental Authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and all applicable appeal periods shall have expired.

    (h)        Each lender under the Existing Credit Agreement that shall not be a party to the Amendment and Restatement Agreement shall have received payment in full of the principal of and interest accrued on each loan made by it under the Existing Credit Agreement and all other amounts owing to it or accrued for its account under the Existing Credit Agreement.

    (i)        The Administrative Agent shall have received a certificate of Global or Swissco, signed by a Financial Officer of Global or Swissco, setting forth the Swissco Guarantee Amount as of a date specified by the Administrative Agent, including a computation of such Swissco Guarantee Amount in detail reasonably satisfactory to the Administrative Agent and a description of developments since such date of which any Responsible Officer of Global or Swissco shall have obtained actual knowledge and that could reasonably be expected to result in a change in the Swissco Guarantee Amount of not less than the greater of $10,000,000 and 10% of the Swissco Guarantee Amount.

(j) Each of the conditions set forth in Section 5.03 shall be satisfied with respect to each Intercompany Borrower, Intercompany Foreign Borrower and LC Subsidiary as of the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or

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waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on February 15, 2005.

        SECTION 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

    (a)        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date.

    (b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

    (c)        In the case of any such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, or the borrowing of any loans or the creation of any other credit exposures under any incremental credit facility established under Section 10.02(c) that will result in the Total Credit Agreement Exposure exceeding the Base Credit Limit (less the Swissco Guarantee Amount Shortfall, if any) (i) the Swissco Senior Secured Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to the extension of credit to be made as if such extension of credit had been made on the first day of the relevant period for such computation) is less than 2.25 to 1.00 and (ii) the Collateral and Guarantee Requirement shall be satisfied in all material respects for each of Swissco and each Intercompany Foreign Borrower, if any, that will receive the proceeds or the benefit of such extension of credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (other than those in which a Revolving Loan is being continued or converted without any increase in the aggregate principal amount thereof or a Letter of Credit is being extended or renewed) shall be deemed to constitute a representation and warranty by GrafTech, Global and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

        SECTION 5.03. Intercompany Borrowers, Intercompany Foreign Borrowers and LC Subsidiaries. The designation of any Subsidiary as an Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary and the obligations of the Lenders to make any Loan the proceeds of which are to be advanced to such Intercompany Borrower (including those to be advanced to Swissco to be on-lent to an Intercompany Foreign Borrower) and of the Issuing Bank to issue any Letter of Credit for the account of such LC Subsidiary shall not become effective until each of the following

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conditions is satisfied with respect to such Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary (or waived in accordance with Section 10.02):

    (a)        The Administrative Agent (or its counsel) shall have received (i) in the case of an Intercompany Borrower, a counterpart of an Intercompany Borrower Agreement signed on behalf of the Borrower and such Intercompany Borrower or (ii) in the case of an Intercompany Foreign Borrower, a counterpart of an Intercompany Foreign Borrower Agreement signed on behalf of Swissco and such Intercompany Foreign Borrower or (iii) in the case of an LC Subsidiary, an LC Subsidiary Agreement signed on behalf of the Borrower and such LC Subsidiary, or in any such case written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such Intercompany Borrower Agreement, Intercompany Foreign Borrower Agreement or LC Subsidiary Agreement, as applicable) that such parties have signed a counterpart of such Intercompany Borrower Agreement, Intercompany Foreign Borrower Agreement or LC Subsidiary Agreement, as applicable.

    (b)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank) of counsel satisfactory to the Administrative Agent in form reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request in connection with such Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary and, in the case of an Intercompany Borrower or an Intercompany Foreign Borrower, the satisfaction of the Collateral and Guarantee Requirement in respect thereof. Each of GrafTech, Global and the Borrower hereby requests such counsel to deliver such opinions.

    (c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary, the authorization of the Transactions to which it will be party and any other legal matters relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

    (d)        The Administrative Agent shall have received a certificate of Global, dated the date such Subsidiary is intended to become an Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary and signed by the President, a Vice President or a Financial Officer of Global, confirming compliance as of such date with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

    (e)        In the case of an Intercompany Borrower or an Intercompany Foreign Borrower, the Collateral and Guarantee Requirement shall have been satisfied with respect to such Intercompany Borrower or Intercompany Foreign Borrower. All requisite material Governmental Authorities and material third parties shall have been approved or consented to such Subsidiary becoming and acting as an

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        Intercompany Borrower or Intercompany Foreign Borrower and the Transactions to which it will be party.

    (f)        The Administrative Agent shall have received a balance sheet certified on behalf of Global by a Financial Officer of Global for such Intercompany Borrower, Intercompany Foreign Borrower or LC Subsidiary as of the fiscal quarter end next preceding the Financial Statement Delivery Date occurring on or most recently prior to the date of determination.

ARTICLE VI

Affirmative Covenants

        Each of GrafTech, Global and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of GrafTech, Global and the Borrower will, and will cause each of the Subsidiaries to:

        SECTION 6.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.05 and except for the liquidation or dissolution of Subsidiaries if the assets of such persons to the extent they exceed estimated liabilities are acquired by Global or a Wholly Owned Subsidiary (in a proportion at least as favorable to Global and its other Subsidiaries as its proportionate ownership interest therein) in such liquidation or dissolution; provided, however, that Subsidiaries that are Loan Parties or Guarantors or CFC Guarantors may not be liquidated or dissolved into Subsidiaries that are not Loan Parties or Guarantors or CFC Guarantors, respectively, and Domestic Subsidiaries may not be liquidated or dissolved into Foreign Subsidiaries.

        (b)        Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations (including any Environmental Law) and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

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        SECTION 6.02. Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

        (b)        Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that none of the applicable Loan Party, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies (or certificates in respect thereof satisfactory to the Collateral Agent) to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent or (ii) for any other reason upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or an insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

        (c)        If at any time the area in which any of the Premises (as defined in the Mortgages) is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area (as so designated in the National Ocean and Earthquake Risk Map), obtain earthquake insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

        (d)        With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and

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umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $1,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

        (e)        Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.02 is taken out by GrafTech, Global, the Borrower or any Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy or certified copy of such policy or policies, or an insurance certificate with respect thereto.

        (f)        In connection with the covenants set forth in this Section 6.02, understand and agree that:

    (i)        none of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents and employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks or their agents or employees; provided, however, that if the insurance policies do not provide for waiver of subrogation rights against such parties, as required above, then each of GrafTech, Global and the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each Subsidiary to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their agents and employees; and

    (ii)        the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Required Lenders under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of GrafTech, Global, the Borrower and the Subsidiaries or the protection of their properties.

        SECTION 6.03. Taxes; Other Claims. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon its properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and GrafTech, Global, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the amount of

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such taxes, assessments, charges, levies and claims and interest and penalties thereon does not exceed $1,000,000 in the aggregate.

        SECTION 6.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

    (a)        within 75 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and stockholders’ equity showing the consolidated financial condition of GrafTech, Global, the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP;

    (b)        within 40 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and stockholders’ equity showing the consolidated financial condition of GrafTech, Global, the Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified on behalf of Global by one of its Financial Officers as fairly presenting the financial condition and results of operations of GrafTech, Global, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (except for the absence of footnotes), subject to normal year-end audit adjustments;

    (c)        concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a certificate of such accountants or of Global signed by one of its Financial Officers opining on or certifying (which certificate, when furnished by such accountants, may be limited to accounting matters and disclaim responsibility for legal interpretations) (A) that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) as to computations which are set forth in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 7.10, 7.11 and 7.12 and (C) as to the amount of Available Disposition Proceeds, Equity Proceeds and the Base Credit Limit as of the last day of the fiscal period reported on in such financial statements and setting forth computations in detail reasonably satisfactory to the Administrative Agent showing all transactions or other events increasing or decreasing such amounts (it being understood that the information required by clauses (B) and (C) may be provided in a certificate of Global signed by one of its Financial Officers

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instead of from such accountants) and (ii) a certificate on behalf of Global signed by one of its Financial Officers certifying the outstanding principal amount and current rate of interest of each Intercompany Note and each Intercompany Foreign Borrower Note as of such fiscal quarter or fiscal year end, as the case may be;

    (d)        promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other publicly available materials filed by GrafTech, Global, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders generally, as the case may be;

    (e)        if, as a result of any change in accounting principles and policies from those as in effect on the date of this Agreement, the consolidated financial statements of GrafTech, Global, the Borrower and the Subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by Global signed by one of its Financial Officers reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, a copy of an operating and capital expenditure budget of GrafTech on a consolidated basis for such fiscal year;

    (g)        promptly following the creation of or the initial acquisition of any equity interest in any Subsidiary, a certificate of Global signed by a Responsible Officer of Global identifying such new Subsidiary and the ownership interest of Global and the Subsidiaries therein;

    (h)        within 90 days after the beginning of each fiscal year, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, in each case, sooner if available), a balance sheet and related statements of operations, cash flows and stockholder’s equity, for such fiscal year or such fiscal quarter and the fiscal year to date through the end of such fiscal quarter, respectively, for each Unrestricted Subsidiary and for each minority interest in respect of which the Loan Parties shall, directly or indirectly, have an aggregate outstanding investment in excess of $1,000,000;

    (i)        promptly, a copy of all final reports submitted in connection with any material interim or material special audit made by independent accountants of the books of GrafTech, Global, the Borrower or any Subsidiary;

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    (j)        within 180 days after the beginning of each fiscal year, the statutory accounts of Swissco for such fiscal year, audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized standing internationally or in Switzerland acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by (i) an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such accounts present the financial condition and results of operations of Swissco in accordance with Swiss auditing standards, and (ii) a certificate of Swissco or Global signed by a Financial Officer of Swissco or Global setting forth (A) the Swissco Guarantee Amount as of the end of such fiscal year, (B) a description of any developments since the end of such fiscal year of which any Responsible Officer of Global or Swissco shall have obtained actual knowledge and which could reasonably be expected to result in a change in the Swissco Guarantee Amount of not less than the greater of $10,000,000 and 10% of the Swissco Guarantee Amount (or certifying that no such developments shall have occurred), and (C) a computation of the Swissco Guarantee Amount as of the date of such certificate in detail reasonably satisfactory to the Administrative Agent;

    (k)        within 120 days after the beginning of each fiscal year, the Borrower shall deliver to the Administrative Agent a bring-down perfection certificate of the Borrower signed by one of its Financial Officers setting forth any information required so that the perfection certificate(s) delivered under the Security Agreements on the Effective Date shall be complete and correct as of the date of such bring-down perfection certificate;

    (l)        promptly after Moody’s or S&P shall have announced a change in (i) the rating in effect for the senior, unsecured, long-term indebtedness for borrowed money of GrafTech, Global or the Borrower that is not guaranteed by any person (other than GrafTech, Global or the Borrower) or subject to any other credit enhancement or (ii) the issuer (or senior implied) rating in effect for GrafTech, written notice of such rating change;

    (m)        promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA. Patriot Act; and

    (n)        promptly, from time to time, such other information regarding the operations, business affairs and financial condition of GrafTech, Global, the Borrower or any Subsidiary or compliance with the terms of any Loan Document, or such consolidating financial statements, or such financial statements showing the results of operations of any Unrestricted Subsidiary, as in each case the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request.

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        SECTION 6.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer of Global obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

    (b)        the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against GrafTech, Global, the Borrower or any Subsidiary in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

    (c)        any other development specific to GrafTech, Global, the Borrower or any Subsidiary that is not a matter of general public knowledge and that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

    (d)        any development (not already disclosed in a certificate delivered under Section 5.01(i) or 6.04(j)) that could reasonably be expected to result in a change in the Swissco Guarantee Amount of not less than the greater of $10,000,000 and 10% of the Swissco Guarantee Amount, together with a certificate of Global or Swissco signed by a Financial Officer of Global or Swissco setting forth the Swissco Guarantee Amount as recomputed based upon such development and a computation of such adjusted Swissco Guarantee Amount in detail reasonably satisfactory to the Administrative Agent; and

    (e)        any development (not already disclosed in a certificate delivered under Section 6.04(c)) that could reasonably be expected to result in a change in Available Disposition Proceeds, Equity Proceeds or the Base Credit Limit of greater than $10,000,000, together with a certificate of Global signed by a Financial Officer of Global setting forth the amount of Available Disposition Proceeds, Equity Proceeds or the Base Credit Limit, as the case may be, as recomputed based upon such development and a computation of such adjusted amount in detail reasonably satisfactory to the Administrative Agent.

        SECTION 6.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of GrafTech, Global, the Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred, a statement of Global signed by one of its Financial Officers setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after any such Responsible

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Officer learns of receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of Global signed by one of its Financial Officers setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly after any such Responsible Officer learns thereof and in any event within 30 days after receipt thereof by GrafTech, Global, the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by GrafTech, Global, the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA; provided, however, that in the case of each of clauses (i) through (iv) above, notice to the Administrative Agent shall only be required if such event or condition, together with all other events or conditions referred to in clauses (i) through (iv) above, could reasonably be expected to result in liability of GrafTech, Global, the Borrower or any Subsidiary in an aggregate amount exceeding $7,500,000.

        SECTION 6.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of GrafTech, Global, the Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to GrafTech, and as often as reasonably requested, and to make extracts from and copies of such financial records, and to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor (in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

        SECTION 6.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

        SECTION 6.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, with all Environmental Laws and Environmental Permits applicable to its and their respective operations and Properties; obtain and renew all Environmental Permits necessary for its and their respective operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws, except, in each case with respect to this Section 6.09, to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.10. Preparation of Environmental Reports. If a Default caused by reason of a breach, or facts that constitute a breach, of Section 4.17 or 6.09 shall have occurred and be continuing, at the request of the Required Lenders through the

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Administrative Agent, provide to Lenders within 90 days after such request, at the expense of Global, an environmental site assessment report for the Properties which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any Remedial Action required under any applicable Environmental Law in connection with such Properties.

        SECTION 6.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law or that the Collateral Agent may reasonably request, (a) in order to effectuate the transactions contemplated by the Loan Documents, (b) in order to cause the Collateral and Guarantee Requirement to be satisfied at all times and (c) in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.02) of the security interests created or intended to be created by the Security Documents. All such security interests and Liens will be created under the Security Documents and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and GrafTech, Global, the Borrower, Swissco and the other Subsidiaries shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 6.11. GrafTech, Global and the Borrower agree to provide, and to cause each Subsidiary to provide, such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

        SECTION 6.12. Significant Subsidiaries. Cause Significant Subsidiaries at all times to (a) account for 85% or more of the total consolidated assets of Global and (b) have accounted for 85% or more of EBITDA for each of the two consecutive periods of four fiscal quarters immediately preceding the date of determination, in each case after giving effect to the designation of any Significant Subsidiary on any date as of which compliance with this Section 6.12 is being determined.

        SECTION 6.13. Certain Accounting Matters. (a) In the case of each of GrafTech, Global, the Borrower and the Subsidiaries, cause its respective fiscal year to end on December 31.

        (b)        Cause its independent public accountants to be PricewaterhouseCoopers LLP or any other independent public accountant of recognized national standing acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld).

        SECTION 6.14. Dividends. In the case of Global, permit its Subsidiaries to pay dividends or make cash advances and cause such dividends to be paid and cash advances to be made to the extent required to pay the monetary Obligations, subject, in the case of such dividends, to restrictions permitted by Section 7.09(c) and, in the case of

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such dividends and cash advances, to restrictions imposed by applicable requirements of law.

        SECTION 6.15. Corporate Separateness. Cause the management, business and affairs of each of the Unrestricted Subsidiaries to be conducted in such a manner that each Unrestricted Subsidiary will be perceived as a legal entity separate and distinct from GrafTech, Global, the Borrower and the Subsidiaries.

ARTICLE VII

Negative Covenants

        Each of GrafTech, Global and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, none of GrafTech, Global and the Borrower will, or will cause or permit any of the Subsidiaries to:

        SECTION 7.01. Indebtedness; Certain Hedges; Certain Equity Securities. (a) In the case of the Borrower and the Subsidiaries (other than Swissco and AET), incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

    (i)        Indebtedness existing on the Effective Date and set forth in Schedule 7.01, and (other than in the case of intercompany Indebtedness among GrafTech, Global and other Loan Parties) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

(ii) Indebtedness created under the Loan Documents;

    (iii)        Interest/Exchange Rate Protection Agreements and Commodity Rate Protection Agreements entered into (after delivery of written notice of the existence and terms thereof to the Administrative Agent) in order to fix or cap the effective rate of interest, or to hedge against currency fluctuations, on the Loans and other Indebtedness or to convert fixed rate obligations to floating rate obligations or to hedge against commodity price or currency fluctuations with respect to purchases and sales of goods and services in the ordinary course of business; provided, however, in each case, that such transactions shall be entered into to limit risks or control costs or expenses arising in the business of the Borrower and the Subsidiaries and not for the purpose of speculation or shall be entered into to take advantage of reduced interest rates by converting fixed rate obligations to floating rate obligations;

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    (iv)        Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker’s compensation, health, disability, retirement or other employee benefits or property, casualty or liability insurance to or for GrafTech, Global, the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

    (v)        Indebtedness of Global, the Borrower or any Subsidiary to any Subsidiary, the Borrower or Global; provided, however, that (A) Indebtedness of any Subsidiary that is not a Loan Party (or that is an Excluded Foreign Loan Party) to any Loan Party (other than an Excluded Foreign Loan Party) is expressly permitted under Section 7.04(j), (k), (l) or (m) and such Indebtedness shall be evidenced by promissory notes that are pledged under a Pledge Agreement and (B) Indebtedness of Global, the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

    (vi)        Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with the permitted merger of such other Subsidiary with or into such Subsidiary or the permitted purchase of all or substantially all the assets of such other Subsidiary, and extensions, renewals and replacements of any such Indebtedness that are not created in contemplation of the transaction and do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

    (vii)        Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, surety bonds, bank guarantees (other than bank guarantees supporting Indebtedness) and similar obligations and letters of credit (other than letters of credit supporting Indebtedness), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and Indebtedness of GrafTech, Global, the Borrower or any Subsidiary in respect of appeal bonds and similar obligations, and in each case any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

    (viii)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

    (ix)        Indebtedness of a Subsidiary acquired after the date hereof (or of a special purpose subsidiary formed after the date hereof to acquire the assets and assume the Indebtedness of a business unit) and Indebtedness of a

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person merged or consolidated with or into a Subsidiary after the date hereof, which Indebtedness in each case exists at the time of such acquisition, formation, merger or consolidation into a Subsidiary and is not created in contemplation of such transaction and where such acquisition, formation, merger or consolidation is permitted by this Agreement, and extensions, renewals and replacements of any such Indebtedness that are not created in contemplation of the transaction and do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof; provided, however, that the aggregate principal amount of Indebtedness under this paragraph (ix), when taken together with all other Indebtedness of the type referred to in this clause (ix) at any time outstanding under Section 7.01(d)(v), shall not exceed $50,000,000 for all Subsidiaries at any time outstanding;

    (x)        Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred prior to or within 270 days after a Capital Expenditure permitted under Section 7.10 in order to finance such Capital Expenditure, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof or subject any additional asset to any Lien or lease or Sale and Leaseback Transaction in respect thereof;

    (xi)        Capital Lease Obligations incurred by any Subsidiary in respect of any Sale and Leaseback Transaction that is permitted under Section 7.03, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof or subject any additional asset to any Lien or lease or Sale and Leaseback Transaction in respect thereof;

    (xii)        Indebtedness of the Borrower or any Guarantor (other than Swissco or any other Foreign Subsidiary), and Guarantees by them of such Indebtedness and intercompany loans between them of the proceeds thereof, in an aggregate principal amount at any time outstanding not to exceed, when taken together with all Indebtedness incurred in reliance on Section 7.01(b)(v) and 7.01(d)(iv), without duplication, $150,000,000; provided, however, that up to but not more than $50,000,000 of such Indebtedness may be secured by Liens created in reliance on Section 7.02(r)(i);

    (xiii)        the Senior Notes in an aggregate principal amount at any time not to exceed $435,000,000, and Senior Notes Refinancing Debt in an aggregate principal amount at any time that, when taken together with the aggregate principal amount of the Senior Notes at such time, will not exceed the maximum aggregate amount of Senior Notes and Senior Notes Refinancing Debt permitted to be outstanding under the definition of Senior Notes Refinancing Debt at the latest time that any Senior Notes Refinancing Debt

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was incurred (it being understood that (A) any Senior Notes or Senior Notes Refinancing Debt repurchased by the Borrower or any Affiliate of the Borrower (before or after the Effective Date) may remain outstanding and be held by the Borrower or such Affiliate (but may not be resold, reissued or refinanced) pending retirement or cancelation and shall not be included in determining compliance with the numerical limit applicable under this subparagraph and (B) following the issuance of Senior Notes Refinancing Debt and for so long as the Borrower is diligently seeking to redeem Senior Notes in an amount equal to or greater than such excess amount, the maximum aggregate amount of Senior Notes and Senior Notes Refinancing Debt otherwise allowed may be exceeded by an amount of such Senior Notes Refinancing Debt equal to or less than the amount of cash or Permitted Investments on deposit on terms satisfactory to the Administrative Agent in an escrow or cash collateral account (which agreement governing such account shall be deemed to be a Loan Document) available solely for the purpose of effecting such redemption of Senior Notes or, to the extent that such redemption cannot be effected, prepaying such Senior Notes Refinancing Debt);

(xiv) Senior Notes Guarantees, Intercompany Senior Loans and Intercompany Senior Loan Guarantees;

(xv) Convertible Debenture Loans and Convertible Debenture Guarantees;

    (xvi)        Cash Management Arrangements, Guarantees thereof by the Guarantors and other Subsidiaries and letters of credit and bank guarantees supporting such Cash Management Arrangements; provided, however, that the aggregate amount of the obligations under all Cash Management Arrangements, without duplication, in respect of overnight over-draft facilities shall not at any time be greater than the greater of €10,000,000 and $15,000,000 (or the equivalent thereof in one or more other currencies, based on exchange rates in effect at the time of determination);

    (xvii)        unsecured Indebtedness of any Foreign Subsidiary (other than Swissco), the proceeds of which are used solely for working capital purposes, in an aggregate principal amount for all such Foreign Subsidiaries taken together at any time outstanding not to exceed $15,000,000; and

    (xviii)        all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (xvi) above.

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        (b)        In the case of GrafTech and Global, incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

(i) Indebtedness existing on the Effective Date and set forth on Schedule 7.01;

(ii) Indebtedness created under the Loan Documents;

(iii) Indebtedness of a type permitted by (and subject to the limits specified in) clauses (iv), (v), (vii), (viii), (xiv) and (xvi) of Section 7.01(a);

    (iv)        Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements satisfying the requirements set forth in Section 7.01(a)(iii), and unsecured Guarantees of obligations incurred under Section 7.01(a)(iii), and Indebtedness consisting of unsecured Guarantees of Indebtedness permitted by clauses (iv), (vii), (viii), (x), (xi), (xii), (xiii), (xv) and (xvi) of Section 7.01(a) and clause (vii) of this Section 7.01(b);

    (v)        unsecured Indebtedness, and intercompany loans of the proceeds thereof, described in Section 7.01(a)(xii), in an aggregate principal amount not to exceed, when taken together with all Indebtedness incurred in reliance on Section 7.01(a)(xii) and 7.01(d)(iv), without duplication, $150,000,000;

(vi) Indebtedness of GrafTech consisting of contingent liabilities or Indebtedness of the type referred to in the proviso contained in the definition of “Unrestricted Subsidiary”;

    (vii)        Convertible Debentures in an aggregate principal amount at any time not to exceed $225,000,000, and Convertible Debenture Refinancing Debt in an aggregate principal amount at any time that when taken together with the aggregate principal amount of the Convertible Debentures at such time will not exceed the maximum aggregate amount of Convertible Debentures and Convertible Debenture Refinancing Debt permitted to be outstanding under the definition of Convertible Debenture Refinancing Debt at the latest time that any Convertible Debenture Refinancing Debt was incurred (it being understood that (A) any portion thereof repurchased by GrafTech or any Affiliate of GrafTech may remain outstanding and be held by GrafTech or such Affiliate (but may not be resold, reissued or refinanced) pending retirement or cancelation and shall not be included in determining compliance with the numerical limit applicable under this subparagraph and (B) following the issuance of Convertible Debenture Refinancing Debt and for so long as GrafTech is diligently seeking to redeem Convertible Debentures in an aggregate amount equal to or greater than such excess amount, the maximum aggregate amount of Convertible Debentures and Convertible Debenture Refinancing Debt otherwise allowed may be exceeded by an amount of such

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Convertible Debenture Refinancing Debt equal to or less than the amount of cash or Permitted Investments on deposit on terms satisfactory to the Administrative Agent in an escrow or cash collateral account (which agreement governing such account shall be deemed to be a Loan Document) available solely for the purpose of effecting such redemption of Convertible Debentures or, to the extent that such redemption cannot be effected, prepaying such Convertible Debenture Refinancing Debt);

(viii) Convertible Debenture Loans made to Global and Convertible Debenture Guarantees by Global; and

    (ix)        all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (viii) above.

        In addition, GrafTech may elect to receive any Restricted Payment permitted to be made to it under Section 7.06 by incurring intercompany Indebtedness to Global or the Borrower.

        (c)        In the case of Swissco, incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

    (i)        Indebtedness existing on the Effective Date and set forth on Schedule 7.01, and (other than in the case of intercompany Indebtedness among GrafTech, Global and other Loan Parties) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

(ii) Indebtedness created under the Loan Documents;

    (iii)        Indebtedness permitted by Section 7.01(a)(v); provided, however, the portion of such Indebtedness in excess of any increase in the Swissco Guarantee Amount arising due to the incurrence of such Indebtedness shall be permitted solely to the extent such amount is expressly permitted as an investment under Section 7.04(j), (k), (l) or (m);

    (iv)        Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements satisfying the requirements set forth in Section 7.01(a)(iii), and Indebtedness consisting of (A) Indebtedness of the type described in clause (xvi) of Section 7.01(a), and (B) Indebtedness of the type described in clauses (iv), (vii), (viii), (x) and (xi) of Section 7.01(a); provided, however, that any Indebtedness incurred under this subparagraph (B) shall have been incurred solely to finance or support the operations of Swissco, but not the operations of any of its Affiliates;

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(v) Intercompany Senior Loans and Intercompany Senior Loan Guarantees;

(vi) unsecured Indebtedness in aggregate principal amount at any time outstanding not to exceed $5,000,000 and Cash Flow Notes; and

    (vii)        all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (vi) above.

        (d)        In the case of AET, incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

(i) Indebtedness existing on the Effective Date and set forth on Schedule 7.01;

(ii) Indebtedness created under the Loan Documents;

(iii) Indebtedness permitted by Section 7.01(a)(v)(A) and Indebtedness of a type permitted by (and subject to the limits specified in) Section 7.01(a)(xvi);

    (iv)        Indebtedness in an aggregate principal amount not to exceed (A) $10,000,000 and (B) when taken together with all Indebtedness incurred in reliance on Section 7.01(a)(xii) and 7.01(b)(v), $150,000,000; provided, however, that such Indebtedness may be secured by Liens created in reliance on Section 7.02(r)(i);

    (v)        Indebtedness of the type described in (and subject to the limits specified in) clauses (iv), (vii), (viii), (ix), (x) and (xi) of Section 7.01(a); provided, however, that (A) any Indebtedness incurred under this clause (v) shall have been incurred solely to finance or support the operations of AET and its subsidiaries or the formation or acquisition of a Subsidiary by AET (and not the operations of any of its other Affiliates) and (B) any Indebtedness permitted under this clause (v) of the type described in Section 7.01(a)(ix) shall not (1) have any recourse to AET or to any Subsidiary other than the Subsidiary acquired in the transaction in which such Indebtedness became subject to this Section 7.01 or (2) when taken together with all other Indebtedness at any time outstanding under Section 7.01(a)(ix), exceed $50,000,000; and

    (vi)        all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (v) above.

        (e)        Incur, create, assume or permit to exist any preferred Capital Stock (other than preferred Capital Stock of GrafTech that is not Disqualified Stock); provided,

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however, that preferred Capital Stock may be issued to the extent Indebtedness of the issuer thereof in a like amount (with the amount of any such preferred Capital Stock being deemed to be the liquidation preference thereof) could have been borrowed from the holder of such preferred Capital Stock in reliance on Section 7.01(a)(xii), and such issuance shall be deemed to reduce the amount of Indebtedness otherwise permitted to be incurred under Section 7.01(a)(xii) by the amount of the liquidation preference of such preferred Capital Stock.

        SECTION 7.02. Liens; Sales of Certain Assets. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer income or revenues (including any accounts receivable) or any right in respect thereof, except:

    (a)        Liens on property or assets of GrafTech, Global, the Borrower and the Subsidiaries existing on the Effective Date and set forth in Schedule 7.02; provided, however, that such Liens shall secure only those obligations which they secure on the Effective Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.01(a)(i)) and shall not subsequently apply to any other property or assets of GrafTech, Global, the Borrower or any Subsidiary (other than investments in Unrestricted Subsidiaries);

(b) any Lien created under the Loan Documents;

    (c)        any Lien existing on any property or asset of any Subsidiary (x) prior to the acquisition of such property or asset by such Subsidiary or (y) prior to the acquisition of such Subsidiary by another Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or asset of GrafTech, Global, the Borrower or any Subsidiary;

    (d)        any Lien on any property or asset of a Subsidiary securing Indebtedness permitted by Section 7.01(a)(ix); provided, however, that such Lien does not apply to any other property or asset of GrafTech, Global, the Borrower or any Subsidiary not securing such Indebtedness at the date of acquisition, formation, merger or consolidation (other than after acquired property of such Subsidiary subjected to a Lien securing Indebtedness incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property);

    (e)        Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $1,000,000 in the aggregate, or which are being contested in compliance with Section 6.03, or for property taxes on property that GrafTech, Global, the Borrower or the affected Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

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    (f)        carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, service provider’s or other like Liens arising in the ordinary course of business and securing obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, GrafTech, Global, the Borrower or the relevant Subsidiary shall have set aside on its books reserves in accordance with GAAP;

    (g)        pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other worker’s compensation, unemployment insurance and other social security laws or regulations or in respect of health, disability, retirement or other employee benefits and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

    (h)        (x) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and (y) deposits in an aggregate cash amount not to exceed $50,000,000 to secure obligations in respect of Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements;

    (i)        zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of GrafTech, Global, the Borrower or any of the Subsidiaries;

    (j)        purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, however, that (i) such security interests secure Indebtedness or Sale and Lease-Back Transactions permitted by Section 7.01 or 7.03, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, prior to or within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost (including capitalized interest on construction financing) of such real property, improvements or equipment at the time of such acquisition (or construction), (iv) such expenditures are permitted by this Agreement and (v) such security interests do not apply to any other property or asset of the Borrower or any Subsidiary (other than to accessions to such real property, improvements or equipment; provided, however, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

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    (k)        Liens securing reimbursement obligations in respect of trade-related letters of credit permitted under Section 7.01 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit;

    (l)        Liens arising out of capitalized or operating lease transactions permitted under Section 7.03, so long as such Liens (i) attach only to the property sold in such transaction and any accessions thereto and (ii) do not interfere with the business of GrafTech, Global, the Borrower or any Subsidiary in any material respect;

(m) Liens consisting of interests of lessors under capital leases permitted by Section 7.01;

    (n)        Liens securing judgments for the payment of money in an aggregate amount not in excess of $7,500,000 (or more so long as such excess is covered by insurance as to which the insurer has acknowledged in writing its obligation to cover), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

    (o)        any Lien arising by operation of law pursuant to Section 107(1) of CERCLA or pursuant to analogous state or foreign law, for costs or damages which are not yet due (by virtue of a written demand for payment by a Governmental Authority) or which are being contested in compliance with the standard set forth in Section 6.03(a), or on property that a Subsidiary has determined to abandon if the sole recourse for such costs or damages is to such property; provided, however, that the aggregate liability of GrafTech, Global, the Borrower and the Subsidiaries with respect to the matters giving rise to all such Liens shall not, in the reasonable estimate of Global (in light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $7,500,000;

(p) any leases or subleases to other persons of properties or assets owned or leased by a Subsidiary;

    (q)        Liens with respect to property or assets not constituting collateral for the Obligations or the CFC Obligations securing Cash Management Arrangements (and Guarantees, letters of credit and bank guarantees in respect thereof permitted under Section 7.01) entered into in the ordinary course of business;

    (r)        Liens with respect to property or assets not constituting collateral for the Obligations or the CFC Obligations (i) securing Indebtedness incurred under Section 7.01(a)(xii) (or, with respect to up to $10,000,000 aggregate principal amount, incurred under Section 7.01(a)(iv), (vii) or (viii) or Section 7.01(a)(xviii) in respect thereof or the corresponding provisions of Sections 7.01(b) and (c)) or 7.01(d)(iv) and in an aggregate outstanding principal amount at any time not to exceed $50,000,000 or (ii) securing obligations not constituting Indebtedness in

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an aggregate amount for all such obligations at any time not to exceed $35,000,000;

(s) any Lien arising as a result of a transaction permitted under Section 7.05(h) or (i) or under Section 7.13;

    (t)        the sale of (and Liens that may arise relating to) accounts receivable in connection with collection in the ordinary course of business and Liens which might arise as a result of the sale or other disposition of accounts receivable pursuant to Section 7.05(h);

    (u)        the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (j) above; provided, however, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; and provided further, however, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

    (v)        Liens on Intercompany Senior Loans and Intercompany Senior Loan Guarantees to secure Senior Notes or Senior Notes Refinancing Debt or to secure the Obligations; provided, however, that the aggregate principal amount of the Intercompany Senior Loans securing Senior Notes and Senior Notes Refinancing Debt shall not at any time exceed the minimum amount required to be securing Senior Notes and Senior Notes Refinancing Debt by the terms of the Senior Notes (as such terms are in effect on the Effective Date) or by the analogous terms of any Senior Notes Refinancing Debt;

    (w)        a Lien on the Capital Stock of AET then held by GrafTech, Global or any Subsidiary securing the Senior Notes, Senior Notes Refinancing Debt, Senior Notes Guarantees or Intercompany Senior Loan Guarantees that is junior to the Lien of the Lenders thereon on terms no less favorable to the Lenders than the applicable subordination terms in effect on the Effective Date;

    (x)        licenses of intellectual property (A) in the ordinary course of business that do not constitute dispositions of such intellectual property or (B) that constitute dispositions of such intellectual property made in accordance with Section 7.05;

    (y)        Liens on machinery, equipment and construction in progress of Subsidiaries organized under the laws of Brazil securing obligations not constituting Indebtedness in an aggregate amount for all such obligations at any time not to exceed $5,000,000; and

    (z)        Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Capital Stock in persons in which not all the Capital Stock is owned by Global, the Borrower and the Subsidiaries, in each case to the extent such Liens do not secure any Indebtedness.

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Notwithstanding the foregoing, none of GrafTech, Global and the Borrower will create, incur, assume or permit to exist any Lien on any property or assets (including Capital Stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer any income or revenues (including any account receivable) or any right in respect thereof, except any Lien created under the Loan Documents and Liens of the type described in paragraphs (a), (e), (f), (g), (h), (n), (o), (q), (r) or (s) above (and paragraph (u) in respect thereof) and Liens on any property or assets of an Unrestricted Subsidiary.

        SECTION 7.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), other than any Sale and Lease-Back Transaction which involves a sale by a Subsidiary solely for cash consideration on terms not less favorable than would prevail in an arm’s-length transaction and which results in a Capital Lease Obligation or an operating lease, in either case entered into to finance a Capital Expenditure permitted by Section 7.10 consisting of the initial acquisition or construction by such Subsidiary of the property sold or transferred in such Sale and Lease-Back Transaction; provided, however, that such Sale and Lease-Back Transaction occurs within 270 days after such acquisition or construction.

        SECTION 7.04. Investments, Loans, Advances and Acquisitions. Purchase, hold or acquire any Capital Stock, evidences of Indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other person (including by means of a disposition of part but not all the Capital Stock of any Subsidiary under Section 7.05(i)), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other person constituting a business unit, except:

    (a)        investments (i) existing on the Effective Date in the Capital Stock of the Subsidiaries; (ii) by GrafTech in the Capital Stock of Global and the Borrower; (iii) by Global or any Subsidiary Loan Party in any Subsidiary Loan Party (so long as (A) such person shall remain a Loan Party after giving effect to such investment, (B) such person is not an Excluded Foreign Loan Party, and (C) any such investment in Swissco in excess of any increase in the Swissco Guarantee Amount arising as a substantially contemporaneous consequence of the making of such investment shall not be permitted under this paragraph (a) and must be permitted under another paragraph of this Section 7.04); (iv) by any Subsidiary that is not a Loan Party in any Subsidiary Loan Party or any Wholly Owned Subsidiary that is not a Loan Party (so long as such Loan Party shall remain a Loan Party or such Wholly Owned Subsidiary shall remain a Wholly Owned Subsidiary after giving effect to such investment); and (v) if no Default or Event of Default exists or will exist immediately after giving effect to such investment, by any Excluded Foreign Loan Party in any Subsidiary Loan Party or

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any Wholly Owned Subsidiary that is not a Loan Party (so long as such Loan Party shall remain a Loan Party or such Wholly Owned Subsidiary shall remain a Wholly Owned Subsidiary after giving effect to such investment);

(b) Permitted Investments and investments that were Permitted Investments when made;

    (c)        investments arising out of the receipt by Global or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 7.05; provided, however, that such consideration (if the stated amount or value thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Pledge Agreements to the extent required thereby;

    (d)        the Intercompany Loans and intercompany loans to Global, the Borrower or Subsidiary Loan Parties that comply with Section 7.01 (including any requirement that such Indebtedness be permitted under a paragraph of this Section 7.04), and intercompany loans to GrafTech that comply with Section 7.06;

    (e)        (i) loans and advances to employees of GrafTech, Global, the Borrower or the Subsidiaries not to exceed $6,000,000 in the aggregate at any time outstanding (excluding up to $1,000,000 in loans existing on the Effective Date to former employees) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

    (f)        (i) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of GrafTech, Global and the Subsidiaries;

    (g)        Interest/Exchange Rate Protection Agreements and Commodity Rate Protection Agreements permitted pursuant to Section 7.01(a)(iii), 7.01(b)(iv) or 7.01(c)(iv), and Cash Management Arrangements and Guarantees, letters of credit and bank guarantees in respect of Cash Management Arrangements permitted under Section 7.01 and Liens securing Cash Management Arrangements and Guarantees of Cash Management Arrangement permitted under Section 7.02(q);

(h) investments, other than investments listed in paragraphs (a) through (g) of this Section, existing on the Effective Date and set forth on Schedule 7.04;

(i) investments resulting from pledges and deposits referred to in Section 7.02(g) or (h);

    (j)        any investment constituting a Permitted Subsidiary Investment or any investment in an Unrestricted Subsidiary made after the Effective Date in respect of which the aggregate amount of consideration (whether cash or property, but

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excluding consideration consisting of Capital Stock of GrafTech (other than Disqualified Stock)), as valued at the time each such investment is made, does not exceed (net of any return representing return of capital of (but not return on) any such investment) at any time $200,000,000; provided, however, that (x) the aggregate amount of such consideration for all such investments made in Unrestricted Subsidiaries shall not exceed (net of return of capital of (but not return on) any such investment) $30,000,000 at any time, (y) the aggregate amount of such consideration for all such Permitted Subsidiary Investments made in persons in which at the time of determination Global owns, directly or indirectly, less than 90% of the outstanding Capital Stock (in each case, at the time of and immediately after giving effect to such investment) shall not exceed (net of return of capital of (but not return on) any such investment) $125,000,000 at any time, of which no more than $50,000,000 at any time may be invested in persons that are not Subsidiaries, and (z) the Availability Condition shall be satisfied following such investment and payment of all related costs and expenses and after giving effect to any increase in the Available Revolving Commitments due to the making of such investment;

    (k)        any investment made after the Effective Date constituting a Permitted Subsidiary Investment in a Subsidiary (or a business to become a Subsidiary after giving effect to such investment) that is engaged in the business of manufacturing graphite electrodes or is otherwise engaged in the carbon, graphite and/or thermal management business; provided, however, that such investment is made with Equity Proceeds received not more than two years prior to the date of such investment and not otherwise used during such two-year period to make any investment under Section 7.04(k) or (m) or to effect any repurchase, redemption or prepayment of Indebtedness under Section 7.09(d)(ii);

    (l)        any investment made after the Effective Date constituting a Permitted Subsidiary Investment made with Available Disposition Proceeds; provided, however, that (i) the Availability Condition shall be satisfied following such investment and payment of all related costs and expenses and after giving effect to any increase in the Available Revolving Commitments due to the making of such investment, (ii) any such investment in a Foreign Subsidiary to be funded with Available Disposition Proceeds received in respect of US Collateral must first be advanced to Swissco under the Swissco Note and thereafter be made and held as a direct or indirect investment of Swissco and (iii) the aggregate amount of consideration paid in respect of Permitted Subsidiary Investments that are not Permitted Acquisitions and that are made in reliance on this paragraph (l) shall not exceed $50,000,000;

    (m)        any investment in an Unrestricted Subsidiary or constituting a Permitted Subsidiary Investment made after the Effective Date in a person that is not Subsidiary or is neither engaged in the business of manufacturing graphite electrodes nor is otherwise engaged in the carbon, graphite and/or thermal management business; provided, however, that such investment is made with Equity Proceeds received not more than 90 days prior to the date on which

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definitive documentation for such investment is entered into and not otherwise used during such 90-day period to make any investment under Section 7.04(k) or (m) or to effect any repurchase, redemption or prepayment of Indebtedness under Section 7.09(d)(ii);

(n) investments constituting Permitted Subsidiary Investments or investments in Unrestricted Subsidiaries made after the Effective Date with Capital Stock of GrafTech (other than Disqualified Stock);

    (o)        investments consisting of Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt repurchased, redeemed or otherwise acquired to the extent permitted in Section 7.09(d);

(p) investments consisting of Intercompany Senior Loans, Intercompany Senior Loan Guarantees and Senior Notes Guarantees; and

(q) investments consisting of Indebtedness permitted under Sections 7.01(a)(xii) and (xv) and 7.01(b)(v) and (viii) and unsecured Guarantees permitted under Section 7.01(b)(iv).

Notwithstanding the foregoing, under no circumstances shall any Foreign Subsidiary own any of the Capital Stock of any Domestic Subsidiary. For the avoidance of doubt, (a) in the event and to the extent that substantially simultaneously with the making of any new investment, the investor receives a return of capital in respect of an existing investment in the same person in which such new investment is being made, such new investment will be deemed to be a continuation of such existing investment for purposes of determining compliance with the provisions of this Section 7.04, and (b) any investment by Swissco in any person other than GrafTech, Global or any Subsidiary Loan Party that is not an Excluded Foreign Loan Party shall not be required to be permitted under another paragraph of this Section 7.04 to the extent that such investment by Swissco (i) is made with the proceeds of an initial investment in Swissco in excess of any increase in the Swissco Guarantee Amount arising as a substantially contemporaneous consequence of the making of such initial investment and (b) does not result as a substantially contemporaneous consequence in a decrease in the Swissco Guarantee Amount.

        SECTION 7.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), other than assets of GrafTech constituting an Unrestricted Subsidiary, or any Capital Stock of Global, the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

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    (a)        the purchase and sale of inventory or license of intellectual property in the ordinary course of business by any Subsidiary or the acquisition of any asset of any person in the ordinary course of business or any purchase or sale of Permitted Investments in the ordinary course of business;

    (b)        if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) the merger of any Subsidiary into or with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary, a Guarantor if the non-surviving person shall be a Guarantor (and a Loan Party that is not an Excluded Foreign Loan Party if the non-surviving person shall be a Loan Party that is not an Excluded Foreign Loan Party) and a CFC Guarantor if the non-surviving person shall be a CFC Guarantor), and no person other than Global or a Wholly Owned Subsidiary receives any consideration, or (ii) the merger into or with a non-Wholly Owned Subsidiary of any person that is a wholly owned subsidiary of such non-Wholly Owned Subsidiary in a transaction in which the surviving entity is a Subsidiary in which GrafTech’s aggregate equity ownership percentage is no less than it was in such non-Wholly Owned Subsidiary immediately prior the effectiveness of such merger (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary, a Guarantor if the non-surviving person shall be a Guarantor (and a Loan Party that is not an Excluded Foreign Loan Party if the non-surviving person shall be a Loan Party that is not an Excluded Foreign Loan Party) and a CFC Guarantor if the non-surviving person shall be a CFC Guarantor), and no person other than Global, a Wholly Owned Subsidiary or such non-Wholly Owned Subsidiary receives any consideration;

(c) Sale and Lease-Back Transactions permitted by Section 7.03;

(d) investments permitted by Section 7.04;

    (e)        subject to Section 7.07, sales, leases or transfers (i) from Global or any Subsidiary to Global or to a domestic Wholly Owned Subsidiary that is a Guarantor, (ii) from any Foreign Subsidiary that is not a CFC (other than Swissco or any Loan Party that is not an Excluded Foreign Loan Party) to any Foreign Wholly Owned Subsidiary that is not a CFC; (iii) from any Foreign Subsidiary that is a CFC to any Foreign Wholly Owned Subsidiary; (iv) constituting Permitted Subsidiary Transfers; or (v) constituting Permitted Subsidiary Investments made in reliance on Section 7.04(j), (k), (l) or (m);

    (f)        sales, leases or other dispositions of equipment or real property of the Subsidiaries determined by the Board of Directors or senior management of Global to be no longer useful or necessary in the operation of the business of Global and the Subsidiaries; provided, however, that the fair market value of such assets sold, leased or otherwise disposed of during the term of this Agreement shall not at the time of and after giving effect to any such sale, lease or other

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disposition exceed in the aggregate 3% of the greater of the total consolidated assets of GrafTech at (i) September 30, 2004, or (ii) the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.04(a) or (b);

    (g)        sales, leases or other dispositions of inventory or intellectual property of the Subsidiaries determined by the Board of Directors or senior management of Global to be no longer useful or necessary in the operation of the business of Global and the Subsidiaries;

    (h)        sales or other dispositions of accounts receivable of Subsidiaries in connection with factoring arrangements so long as the aggregate face amount at any time outstanding of receivables subject to such arrangements does not exceed (i) $50,000,000 in the aggregate or (ii) $15,000,000 for receivables of Domestic Subsidiaries and Swissco;

    (i)        sales or other dispositions by Global or any Subsidiary of assets (other than receivables, except to the extent disposed of incidentally in connection with a sale or other disposition otherwise permitted hereby), including Capital Stock of Subsidiaries, for consideration in an aggregate amount during the term of this Agreement not exceeding $250,000,000; provided, however, that: (i) each such sale or other disposition shall be for a consideration determined in good faith by the Board of Directors or senior management of Global to be at least equal to the fair market value (if any) thereof; (ii) the aggregate amount of all non-cash consideration included in the proceeds of any such sale or other disposition may not exceed 25% of the fair market value of such proceeds; provided, however, that obligations of the type referred to in paragraphs (a) or (e) of the definition of “Permitted Investments” shall be deemed not to be non-cash proceeds if such obligations are promptly sold for cash and the proceeds of such sale are included in the calculation of Net Proceeds from such sale; (iii) no Default or Event of Default shall have occurred and be continuing immediately prior to or after such sale or other disposition; and (iv) no such sale or other disposition shall be made unless GrafTech shall be in compliance, on a pro forma basis after giving effect to such sale or other disposition, with the covenants contained in Sections 7.11 and 7.12 recomputed as at the last day of the most recently ended fiscal quarter of GrafTech for which financial statements have been delivered under Section 6.04(a) or (b) as if such sale or other disposition had taken place on the first day of each relevant period for testing such compliance, and, in the case of any such sale or other disposition for consideration in excess of $50,000,000, Global shall have delivered to the Administrative Agent a certificate of Global signed by a Responsible Officer of Global to such effect. Notwithstanding any other provision herein, no sale may be made of the Capital Stock of (x) Global, the Borrower, Swissco or UCAR Carbon Company Inc. or (y) any other Subsidiary, except in connection with the sale of all the outstanding Capital Stock of such Subsidiary that is held by Global or any other Subsidiary; provided, however, that a sale or disposition of less than all the Capital Stock of a Subsidiary may be made if (1) such Subsidiary is not a Loan Party (or if no

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Default or Event of Default exists or will exist immediately after giving effect to such sale or disposition, such Subsidiary is an Excluded Foreign Loan Party), (2) if the Capital Stock of such Subsidiary was pledged pursuant to a Pledge Agreement, the Capital Stock of such Subsidiary not sold or otherwise disposed of shall remain subject to the Lien of a Pledge Agreement, and (3) except as provided in Section 7.05(k), such sale or other disposition of Capital Stock shall be treated as an acquisition of the remaining Capital Stock for purposes of Section 7.04 and shall be permitted under Section 7.04(j), (k), (l) or (m);

    (j)        the spin off of the Capital Stock of any Subsidiary (other than AET) or any other non-cash distribution to equity holders of GrafTech; provided, however, that the net fair value of such Capital Stock or other non-cash distribution shall be deemed to be a Restricted Payment for purposes of Section 7.06(c) and such spin off or other non-cash distribution shall be permitted only if such Restricted Payment is permitted thereunder;

    (k)        the sale, transfer or other disposition (including by means of a spin off or other non-cash distribution to equity holders) of all or part of the Capital Stock or of all or substantially all the assets of AET; provided, however, that (i) the Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such transaction as if such transaction had occurred on the first day of the relevant period for such computation) shall be less than 3.25 to 1.00 and (ii) in the case of any sale, transfer or other disposition of less than all the Capital Stock of AET, GrafTech, Global and the Subsidiaries shall own not less than a majority of all such Capital Stock and a majority of the voting Capital Stock of AET after giving effect to such transaction (it being understood that any sale, transfer or other disposition of less than all the Capital Stock of AET under this Section 7.05(k) shall not be treated as an acquisition of the remaining Capital Stock for purposes of Section 7.04); and

    (l)        sales, transfers and other dispositions by one or more Subsidiaries to one or more other Subsidiaries, Global or GrafTech required to give effect to a transaction consummated in reliance on Section 7.05(j) or (k) (which together shall be sales, transfers and other dispositions counted as one transaction for purposes of determining compliance with the numerical limitations under Section 7.06).

        SECTION 7.06. Dividends and Distributions. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

    (a)        any Subsidiary may make any Restricted Payments to Global or to any Wholly Owned Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Global or any Subsidiary and to each other owner of Capital Stock of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Global or such Subsidiary) based on their relative ownership interests);

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    (b)        the Borrower and Global may make any Restricted Payments to GrafTech in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses, fees and expenses associated with registration statements filed with the Securities and Exchange Commission and ongoing public reporting requirements, costs associated with activities permitted under Section 7.08(a) and Restricted Payments to fund Restricted Payments by GrafTech permitted under paragraph (d) below, in each case to the extent actually incurred by GrafTech;

    (c)        so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) GrafTech, Global and the Subsidiaries may make Restricted Payments so long as, after giving effect thereto, the aggregate amount, without duplication, of Restricted Payments made under this paragraph (c)(i) during any fiscal year shall not exceed 50% of the consolidated net income of GrafTech for the immediately preceding fiscal year (it being understood that for purposes of this Section 7.06(c) such consolidated net income for the fiscal year ended (A) December 31, 2004, shall be computed excluding the impact of a $25,450,000 non-cash tax charge in the third quarter of such fiscal year, and (B) December 31, 2005, shall be computed excluding the impact of an up to $4,000,000 non-cash charge in the first quarter of such fiscal year in respect of the write off of debt issuance costs relating to the Existing Credit Agreement in connection with the effectiveness of the amendment and restatement contemplated by the Amendment and Restatement Agreement) and (ii) in addition, GrafTech, Global and the Subsidiaries may make Restricted Payments so long as, after giving effect thereto, the aggregate amount, without duplication, of Restricted Payments made under this paragraph (c)(ii) during the term of this Agreement shall not exceed $25,000,000 (or, if the Leverage Ratio as of the last day of the most recent fiscal quarter of GrafTech for which financial statements have been delivered under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such transaction as if such transaction had occurred on the first day of the relevant period for such computation) is less than or equal to 3.25 to 1.00, $75,000,000);

    (d)        GrafTech may make Restricted Payments (and Global and the Borrower may make Restricted Payments to GrafTech) to purchase or redeem shares of Capital Stock of GrafTech held by present or former directors, officers or employees of GrafTech, Global or any Subsidiary or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, however, that the aggregate amount of such purchases or redemptions under this paragraph (d) shall not exceed $1,000,000 per calendar year which, if not used in any such year, may be carried forward to any subsequent calendar year; provided, however, that the aggregate amount of such purchases or redemptions that may be made pursuant to this paragraph (d) during the term of this Agreement shall not exceed $5,000,000;

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    (e)        Global or the Borrower may make Restricted Payments to GrafTech in order to fund payments to discharge the installments required to be paid to the U.S. Department of Justice set forth on Schedule 7.06(e) and to fund investments in Unrestricted Subsidiaries permitted under Section 7.04;

    (f)        the Borrower and Global may make Restricted Payments to GrafTech of cash in an amount equal to the purchase or redemption price of (plus accrued and unpaid interest on) Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt which is to be used to repurchase or redeem such Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt in transactions permitted under Section 7.09(d);

    (g)        at any time no Default or Event of Default has occurred and is continuing, the Borrower and Global may make Restricted Payments to GrafTech of cash in order to fund payments (A) in connection with conversions, redemptions or repurchases of Convertible Debentures or Convertible Debenture Refinancing Debt, to the extent permitted under Section 7.09(d), or (B) of interest then due in respect of the Convertible Debentures or Convertible Debenture Refinancing Debt;

(h) any Restricted Payment permitted under Section 7.05(k) shall be permitted under this Section 7.06; and

    (i)        so long as no Default or Event of Default shall have occurred and be continuing, GrafTech, Global and UCAR Carbon Company Inc. may make Restricted Payments with the Net Proceeds of any judgment in or settlement of the lawsuit pending in the United States District Court for the Southern District of New York, entitled GrafTech International Ltd., GrafTech Global Enterprises Inc. and UCAR Carbon Company Inc. v. Union Carbide Corporation, Mitsubishi Corporation, Mitsubishi International Corporation, Hiroshi Kawamura and Robert D. Kennedy, Case No.00 Civ. 1338 (GBD), or in any subsequent suits or proceedings arising from or related to such lawsuit or the facts giving rise to such lawsuit.

        SECTION 7.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Capital Stock of GrafTech, unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon terms no less favorable to GrafTech, Global, the Borrower or such Subsidiary, as the case may be, than would obtain in a comparable arm’s-length transaction with a person which was not an Affiliate; provided, however, that the foregoing restriction shall not apply to the indemnification (including advancement of expenses) of directors, officers or employees of GrafTech, Global, the Borrower and the Subsidiaries in accordance with customary practice.

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        (b)        The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment, retention, incentive, severance or retirement arrangements or stock option, ownership or purchase plans or compensation, retirement or benefit plans, programs or arrangements (including stock-based plans, programs or arrangements) for employees, officers or directors, (ii) loans or advances to employees of GrafTech, Global, the Borrower or any Subsidiary in accordance with Section 7.04(e), (iii) transactions among GrafTech, Global, the Borrower and Wholly Owned Subsidiaries, (iv) Permitted Subsidiary Transfers, (v) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 7.07, (vi) payments pursuant to the Tax Sharing Agreement, (vii) employment, consulting, retention, incentive, severance or retirement agreements entered into by GrafTech, Global, the Borrower or any of the Subsidiaries in the ordinary course of business and fees, payments, awards or grants pursuant thereto (viii) Restricted Payments permitted under Section 7.06 and (ix) guarantee fees or similar payments in respect of any Guarantee Agreement.

        SECTION 7.08. Business of GrafTech, the Borrower and the Subsidiaries. (a) In the case of Global and the Subsidiaries (taken as a whole), (i) cease to engage in the business of manufacturing graphite electrodes or (ii) cease to be primarily engaged in the carbon, graphite and/or thermal management businesses; (b) in the case of GrafTech, engage at any time in any business or business activity other than (i) ownership of all the outstanding Capital Stock of Global and the Borrower together with activities directly related thereto, (ii) ownership of Unrestricted Subsidiaries together with activities directly related thereto, (iii) performance of its obligations under the Loan Documents, under intercompany Indebtedness and under Indebtedness incurred in accordance with Section 7.01(b) and (iv) actions necessary or appropriate to maintain its status as a corporation, as a parent holding company and as a public company and to preserve and assert its rights and protect and defend its interests and to perform its obligations under contracts to which it is a party, and (c) in the case of the Borrower, own any Capital Stock of any person or engage at any time in any business activity other than (i) performance of its obligations under the Loan Documents and in respect of the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt, (ii) ownership of the Intercompany Loans and the Intercompany Senior Loans, (iii) conducting treasury and cash management functions for GrafTech, Global and the Subsidiaries consistent with past practices and (iv) activities necessary or appropriate to maintain its status as a corporation and to preserve and assert its rights and protect and defend its interests; provided, however, that nothing contained in this Section shall prohibit GrafTech, Global, the Borrower or any Restricted Subsidiary from holding the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt repurchased or otherwise acquired as permitted by Section 7.09(d) or otherwise received without violation of this Agreement.

        SECTION 7.09. Indebtedness and Other Material Agreements. (a) Directly or indirectly, make any payment, retirement, repurchase or redemption on account of the principal of intercompany Indebtedness owed to GrafTech or directly or indirectly prepay or defease any such Indebtedness, except that (1) at any time no Default

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or Event of Default has occurred and is continuing, the Borrower, Global and the other Subsidiaries may make payments in respect of intercompany Indebtedness owed to GrafTech and permitted under Sections 7.01(a) and 7.01(b) in order to fund (i) conversions, redemptions or repurchases of Convertible Debentures or Convertible Debenture Refinancing Debt, to the extent permitted under Section 7.09(d), or (ii) interest payments then due in respect of the Convertible Debentures or Convertible Debenture Refinancing Debt and (2) Global may make payments in respect of intercompany Indebtedness owed to GrafTech in order to fund payments permitted to be made under Section 7.06.

        (b)        Amend or modify in any manner adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such action shall be adverse to the Lenders), the certificate of incorporation or by-laws of Global, the Borrower or any Subsidiary.

        (c)        Permit Global or any Subsidiary to enter into any agreement or instrument which by its terms restricts the payment of dividends or the making of cash advances by Global or such Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, other than those in effect on the Effective Date and set forth on Schedule 7.09 (or replacements of such agreements on terms no less favorable to the Lenders) and those arising under any Loan Document.

        (d)        Directly or indirectly, make any payment, retirement, repurchase or redemption on account of all or any part of the principal of the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt or directly or indirectly prepay or defease all or any portion of the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt, except with the proceeds of Senior Notes Refinancing Debt or of Convertible Debenture Refinancing Debt and except that:

    (i)        to the extent permitted without penalty or premium (other than as set forth in the final sentence of this paragraph (d)) under the Senior Notes or Senior Notes Refinancing Debt and so long as no Default or Event of Default shall exist or result therefrom and the Availability Condition shall be satisfied following such transaction, the Borrower may repurchase, redeem or prepay up to (A) if at the time of such repurchase, redemption or prepayment the Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) (recomputed on a pro forma basis after giving effect to such transaction as if such transaction had been made on the first day of the relevant period for such computation) is less than 3.25 to 1.00, all or any part of the Senior Notes or Senior Notes Refinancing Debt and (B) at any other time, Senior Notes or Senior Notes Refinancing Debt in an aggregate principal amount for all Senior Notes and Senior Notes Refinancing Debt repurchased, redeemed or prepaid pursuant to this clause (i)(B) not to exceed $100,000,000;

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    (ii)        to the extent permitted without penalty or premium (other than as set forth in the final sentence of this paragraph (d)) under the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt, as applicable, and so long as no Default or Event of Default shall exist or result therefrom, GrafTech, Global, the Borrower or any Subsidiary may, from time to time repurchase, redeem or prepay Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt; provided, however, that such repurchase, redemption or prepayment is made with Equity Proceeds received not more than 90 days prior to the date on which such repurchase, redemption or prepayment is consummated and not otherwise used during such 90-day period to make any investment under Section 7.04(k) or (m) or to effect any repurchase, redemption or prepayment of Indebtedness under this subparagraph (ii); and provided further, however, that the Senior Notes and Senior Notes Refinancing Debt shall at all times represent not less than 75% of all the aggregate principal amount of the Indebtedness then or theretofore repurchased, redeemed or prepaid under this subparagraph (d)(ii);

    (iii)        to the extent permitted without penalty or premium (other than as set forth in the final sentence of this paragraph (d)) under the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt, as applicable, and so long as no Default or Event of Default shall exist or result therefrom, GrafTech, Global, the Borrower or any Subsidiary may, from time to time, to the extent acquired for Capital Stock of GrafTech (other than Disqualified Stock), repurchase, redeem or prepay Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt; provided, however, that the Senior Notes and Senior Notes Refinancing Debt shall at all times represent not less than 75% of all the aggregate principal amount of the Indebtedness then or theretofore repurchased, redeemed or prepaid under this subparagraph (d)(iii);

    (iv)        so long as no Default or Event of Default shall exist or result therefrom and the Availability Condition shall be satisfied following such transaction, GrafTech may (1) under the conversion provisions of the Convertible Debentures or the Convertible Debenture Refinancing Debt in connection with the conversion of all or any part of the then outstanding Convertible Debentures or Convertible Debenture Refinancing Debt, make cash payments in respect of fractional shares and (2) under the make-whole provisions of the Convertible Debentures or the Convertible Debenture Refinancing Debt in connection with the redemption at the option of GrafTech (or any subsequent conversion) of all or part of the then outstanding Convertible Debentures or Convertible Debenture Refinancing Debt, make cash payments to holders of the Convertible Debentures or the Convertible Debenture Refinancing Debt in an aggregate amount not to exceed $25,000,000 multiplied by a fraction, the numerator of which is the aggregate principal amount of Convertible Debentures or Convertible Debenture Refinancing Debt being redeemed or converted and the denominator of which is $225,000,000; and

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    (v)        to the extent permitted without penalty or premium (other than as set forth in the final sentence of this paragraph (d)) under the Senior Notes or Senior Notes Refinancing Debt and so long as no Default or Event of Default shall exist or result therefrom and the Availability Condition shall be satisfied following such transaction, GrafTech, Global, the Borrower or any Domestic Subsidiary may at any time with the proceeds from any sales of non-core, non-strategic assets repurchase, redeem or prepay Senior Notes in an aggregate principal amount for all the Senior Notes and Senior Notes Refinancing Debt repurchased, redeemed or prepaid pursuant to this subparagraph (v) not to exceed $35,000,000.

Substantially contemporaneously with any repurchase, redemption or prepayment of the Senior Notes or Senior Notes Refinancing Debt contemplated by this Section 7.09(d), Intercompany Senior Loans shall be released from the Lien of the Senior Notes or Senior Notes Refinancing Debt in an aggregate principal amount sufficient so that the aggregate principal amount of Intercompany Senior Loans subject to such Lien shall not exceed the minimum amount required to be subject to such Lien by the terms of the Senior Notes (as such terms are in effect on the Effective Date) or by the analogous terms of any Senior Notes Refinancing Debt. Notwithstanding anything herein to the contrary, a call for redemption or offer to repurchase shall not be treated as a redemption or repurchase until the consummation of such redemption or repurchase, and any Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt that has been repurchased, redeemed or otherwise acquired as permitted hereby may be canceled and retired at any time. Premium may be paid in connection with any prepayment or redemption of Senior Notes in an amount not to exceed, in the case of any prepayment or redemption, $25,000,000 multiplied by a fraction, the numerator of which is the aggregate principal amount of Senior Notes being prepaid or redeemed and the denominator of which is $435,000,000

        (e)        Amend, modify or waive any right under the documentation in respect of the Senior Notes, the Senior Notes Refinancing Debt, the Convertible Debentures or the Convertible Debenture Refinancing Debt if such action shall be adverse to the Lenders).

        SECTION 7.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures (other than to the extent funded with Available Disposition Proceeds) in any fiscal year to exceed $85,000,000; provided, however, that to the extent that Capital Expenditures made in any fiscal year were less than the amount set forth above for such fiscal year, such unused amount may be carried forward to the next succeeding fiscal year; provided, however, that not more that $20,000,000 may be carried forward from any fiscal year.

        SECTION 7.11. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) for any four fiscal quarter period ended after the date hereof of (a) EBITDA to (b) Cash Interest Expense to be less than 1.75 to 1.00.

        SECTION 7.12. GrafTech Senior Secured Leverage Ratio. Permit the ratio (the “GrafTech Senior Secured Leverage Ratio”) of (a) Net Senior Secured Debt as

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of the last day of any fiscal quarter ended after the date hereof to (b) EBITDA for the four quarter period ended as of such day to be in excess of 2.25 to 1.00 or, at any time on or after the incurrence of any term loans or the effectiveness of any revolving commitments established under Section 10.02(c), 2.00 to 1.00.

        SECTION 7.13. Capital Stock of the Subsidiaries. Sell, transfer, lease or otherwise dispose of, or make subject to any subscription, option, warrant, call, right or other agreement or commitment of any nature, the Capital Stock of any Subsidiary, other than (a) pursuant to the Loan Documents or pursuant to a transaction permitted pursuant to Section 7.05, (b) in connection with transactions of the type described in Section 7.07(b)(i) or (vii) and (c) directors’ qualifying shares.

        SECTION 7.14. Swissco. (a) Notwithstanding any provision to the contrary contained in this Agreement, Swissco shall not, without the prior written consent of the Administrative Agent, transfer to any Subsidiary (other than a Wholly Owned Subsidiary that is a Loan Party (other than an Excluded Foreign Loan Party)) any Capital Stock of any Subsidiary owned by it on the Effective Date.

        (b)        Notwithstanding any provision to the contrary contained in this Agreement, except as set forth in the following sentence, Swissco shall not voluntarily take any Swissco Dilutive Act at any time (i) (A) if the Interest Coverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received at such time under Section 6.04(a) or (b) is less than 2.25 to 1.00 or (B) if the Interest Coverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received at such time under Section 6.04(a) or (b) is less than 2.50 to 1.00 and the aggregate amount of the Revolving Exposures at such time is more than $75,000,000 and (ii) in any event, unless Swissco or Global shall have delivered to the Administrative Agent a certificate of Swissco or Global signed by a Responsible Officer thereof to the effect that (1) such Swissco Dilutive Act is being effected for a valid business purpose and is not being effected for the purpose of reducing the Swissco Guarantee Amount and (2) no other commercially reasonable means have been identified that would allow the achievement of such valid business purpose (without the incurrence of additional expenses excessive by comparison with the detriment to the Lenders’ interests resulting from the corresponding reduction in the Swissco Guarantee Amount and without adversely affecting operational activities in any material way) without such a reduction of the Swissco Guarantee Amount. Actions required to be taken in order to comply with applicable law and the recording of charges related to restructurings or impairments, or other charges required to be recorded by statutory auditors, shall not constitute voluntary acts, and shall not violate the terms of this Section 7.14(b) at any time.

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ARTICLE VIII

Events of Default

        If any of the following events (“Events of Default”) shall occur:

    (a)        the Borrower or any LC Subsidiary shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

    (b)        the Borrower, Swissco or any LC Subsidiary shall fail to pay any interest on any Loan or any reimbursement obligation in respect of any LC Disbursement, any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

    (c)        any representation or warranty or certification made or deemed made by or on behalf of GrafTech, Global, the Borrower, Swissco or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

    (d)        GrafTech, Global or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article III, in Section 6.01 (with respect to the existence of GrafTech, Global or the Borrower), 6.05 or 6.08 or in Article VII;

    (e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

    (f)        GrafTech, Global, the Borrower, Swissco, any LC Subsidiary, any Intercompany Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Obligation or any Cash Management Arrangement when and as the same shall become due and payable;

    (g)        any event or condition occurs that results in any Material Obligation or Indebtedness under any Cash Management Arrangement becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligation

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or any trustee or agent on its or their behalf or the provider of any Cash Management Arrangement to cause any Material Obligation or such Cash Management Arrangement or Indebtedness thereunder to become due or to terminate, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or termination date; provided, however, that this clause (g) shall not apply (i) to secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness that is permitted under the Loan Documents, (ii) to any requirement under the Senior Notes, Senior Notes Refinancing Debt, Convertible Debentures or Convertible Debenture Refinancing Debt to redeem or repurchase, or to offer to redeem or repurchase, the same if such redemption or repurchase is permitted under Section 7.09(d), or (iii) the voluntary termination of any Cash Management Arrangement at any time when there is no default or event of default or (other than as a result of such voluntary termination) termination event thereunder;

    (h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed in or with a court or other Governmental Authority of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of GrafTech, Global, the Borrower, Swissco or any other Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for GrafTech, Global, the Borrower, Swissco or any other Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

    (i)        GrafTech, Global, the Borrower, Swissco or any other Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for GrafTech, Global, the Borrower, Swissco or any other Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) GrafTech, Global, the Borrower, Swissco or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 (except to the extent covered by insurance as to

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which the insurer has acknowledged in writing its obligation to pay such judgment or judgments) shall be rendered against GrafTech, Global, the Borrower, Swissco, any LC Subsidiary, any Intercompany Borrower, any Intercompany Foreign Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of GrafTech, Global, the Borrower, Swissco, any LC Subsidiary, any Intercompany Borrower, any Intercompany Foreign Borrower or any Significant Subsidiary to enforce any such judgment;

    (l)        a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan, (iv) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) the Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (vii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

    (m)        any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or Subsidiary not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, or any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, in each such case except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders

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shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

The Agents

        Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Any person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with GrafTech, Global, the Borrower, any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.

        The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to GrafTech, Global, the Borrower or any of the Subsidiaries that is communicated to or obtained by any bank serving as Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of their own gross negligence or wilful misconduct. The

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Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents by GrafTech, Global, the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

        The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

        The Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by them. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        Subject to the appointment and acceptance of a successor to an Agent as provided in this paragraph, such Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, if no Default of Event of Default shall have occurred and be continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a predecessor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 10.03

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shall continue in effect for the benefit of such resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE X

Miscellaneous

        SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

        (a)        if to GrafTech, Global or the Borrower, to it at, and if to Swissco, to it in care of Global at, Brandywine Plaza West Suite 301, 1521 Concord Pike, Wilmington, DE 19803, Attention of President (Telecopy No. (302) 778-8237);

        (b)        if to the Administrative Agent or the Collateral Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Eleanor Fiore (Telecopy No. (713) 750-3523), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York 10017, Attention of James Ramage (Telecopy No. (212) 270-5100);

        (c)        if to JPMorgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Loans Agency Division, Nichola Hall (Telecopy No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (b) above;

        (d)        if to the Swingline Lender, to it at (i) in the case of a Swingline Borrowing denominated in Dollars, JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Eleanor Fiore (Telecopy No. (713) 750-3523), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of James Ramage (Telecopy No. (212) 270-5100), and (ii) in the case of a Swingline Borrowing denominated in euros, JPMorgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Loans Agency Division, Nichola Hall (Telecopy No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (b) above;

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        (e)        if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Eleanor Fiore (Telecopy No. (713) 750-3523), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York 10017, Attention of James Ramage (Telecopy No. (212) 270-5100); and

        (f)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices and other communications pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender and the foregoing shall not apply to service of process pursuant to Section 10.09 and/or applicable law. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications. In the case of any notice or communication that cannot be transmitted electronically to any Lender, the Administrative Agent shall promptly upon the request of such Lender provide it with a telecopy or physical copy of such notice or communication.

        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 10.02. Waivers; Amendments; Increase of Revolving Credit Commitments and Addition of Term or Revolving Tranches.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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        (b)        Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by GrafTech, Global, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties or other Subsidiaries that are parties thereto, in each case (other than in the case of any Guarantee Agreement or Security Document insofar as it relates solely to the Obligations or CFC Obligations of a Foreign Subsidiary) with the consent of the Required Lenders (and other than in the case of the amendments to Intercompany Notes and Intercompany Foreign Borrower Notes contemplated by Section 3.03(a) which shall require only such approvals as are set forth in Section 3.03); provided, however, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release GrafTech, Global or any Subsidiary Loan Party from its Guarantee under any Guarantee Agreement (except as expressly provided in such Guarantee Agreement or in this Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due of Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; providedfurther, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by GrafTech, Global, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives

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payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

        (c)        Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to increase the aggregate Revolving Commitments or to establish one or more Classes of term loans to be made to the Borrower and/or revolving credit commitments to be made available to the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent, the Collateral Agent and each person (including any Lender) that shall agree to provide such a commitment or make a term loan of any Class so established (but without the consent of any other Lender), and each such person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment and/or term loan set forth in such agreement; provided, however, that: (i) the aggregate outstanding principal amount of such term loans and the new commitments of all such Classes established pursuant to this paragraph shall at no time, without the consent of the Required Lenders, when taken together with the aggregate amount of the Revolving Commitments and all other such term loans and new revolving credit commitments, exceed $425,000,000; (ii) the GrafTech Senior Secured Leverage Ratio at the end of the most recent fiscal quarter for which financial statements shall have been received under Section 6.04(a) or (b) at the time any such term loan or new commitment of any such Class is established (recomputed on a pro forma basis after giving effect to such new term loan or new commitment as if such term loan or new commitment had been fully drawn on the first day of the relevant period for such computation) is less than 1.75 to 1.00; (iii) the terms applicable to any increased Revolving Commitments or additional revolving credit commitments shall be the same as those applicable to the Revolving Commitments (after giving effect to any amendment in connection with the establishment of such increased Revolving Commitments or additional revolving credit commitments); and (iv) in the case of any increased Revolving Commitments, the Issuing Bank shall have approved each Lender that proposes to hold any new Revolving Commitment. Any such agreement shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Class of term loans or commitments established thereby (including the amount and final maturity thereof (which shall not be earlier than the Revolving Maturity Date), any provisions relating to the amortization or mandatory prepayment thereof (it being agreed that not more than 1% of the aggregate principal amount of the term loans of any Class shall amortize during any calendar year prior to the Revolving Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.17 and the definition of “Required Lenders”) as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Class; provided, however, that no such agreement shall: (i) effect any change described in any of clauses (i), (ii), (iii), (vi) or (vii) of paragraph (b) of this Section without the consent of each person required to consent to such change under such clause (it being agreed, however, that any increase in the Revolving Commitment or establishment of any Class of term loans or other revolving credit commitments will not, of itself, be deemed to effect any of the changes described in clauses (iv) through (vii) of such paragraph (b) and

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that modifications to Section 2.17 or the definition of “Required Lenders” or other provisions relating to voting provisions to provide the Lenders under such Class with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (iv) and (v) of such paragraph (b)), or (ii) amend Article VI, VII or VIII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more Classes, but not all Classes, of Loans or Borrowings without the prior written consent of Lenders holding a majority in interest of the Loans and Commitments of each Class not so benefited (it being agreed that no provision requiring the Borrower to prepay term loans of one or more Classes with the proceeds of asset dispositions or casualty events, with the proceeds of sales of Indebtedness or Capital Stock or with excess cash flow will be deemed to violate this clause); and provided further, however, that the Applicable Rates used to determine interest rates on the Loans, as in effect prior to the effectiveness of any new Class, shall upon the effectiveness of such new Class be increased as required so that no such Applicable Rate shall be more than 0.25% lower at any time and in any circumstances than the Applicable Rate used to determine interest rates applicable to such new Class. The loans, commitments and borrowings of any Class established pursuant to this paragraph shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests and Liens created by the Guarantee Agreement and the Security Documents. The Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Collateral and Guarantee Requirement continues to be satisfied after the establishment of any such Class of term loans or any such new commitments.

        SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

        (b)        The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and

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related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit, Intercompany Loan or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by GrafTech, Global, the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to Global, the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or by any other Loan Party); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

        (c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

        (d)        To the extent permitted by applicable law, neither GrafTech, Global nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Intercompany Loan or Letter of Credit or the use of the proceeds thereof.

        (e)        All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

        SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their

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respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that none of GrafTech, Global and the Borrower may assign or otherwise transfer any of its rights or obligations hereunder (or under any Guarantee Agreement) without the prior written consent of each Lender and the Issuing Bank (and any attempted assignment or transfer by any of them without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)        Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that, in connection with each such assignment, (i) each of the Administrative Agent, the Issuing Bank, the Swingline Lender and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000, unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and providedfurther, however, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VIII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a

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sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

        (c)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and GrafTech, Global, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (e)        Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) GrafTech, Global, the Borrower, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided,

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however, that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

        (f)        A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

        (g)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 10.06. Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, the amendment and restatement of this Agreement contemplated by the Amendment and Restatement Agreement shall become effective as provided in the Amendment and Restatement Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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        SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of the Borrower and the LC Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)        Each of GrafTech, Global and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against GrafTech, Global, the Borrower or its properties in the courts of any jurisdiction.

        (c)        Each of GrafTech, Global and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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        (d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to GrafTech, Global, the Borrower or any Subsidiary and its obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than GrafTech, Global, the Borrower, any of the Subsidiaries or any person acting on behalf of any of them. For the purposes of this Section, “Information” shall mean all information received from

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GrafTech, Global, the Borrower, any of the Subsidiaries or any person acting on behalf of any of them relating to GrafTech, Global, the Borrower or any of the Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by GrafTech, Global, the Borrower, any of the Subsidiaries or any person acting on behalf of any of them; provided, however, that, in the case of information received from GrafTech, Global, the Borrower, any of the Subsidiaries or any person acting on behalf of any of them after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

        SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 10.14. Release of Liens and Guarantees. In the event that any Loan Party or other Subsidiary disposes of any asset in a transaction not prohibited by Section 7.05, the Agents are hereby directed and authorized to take such action and execute such documents as the Borrower may reasonably request, at the Borrower’s sole expense, to release any Lien on such asset created by any Loan Document and, if the asset disposed of is a portion of the Capital Stock of any Guarantor or CFC Guarantor that is owned by the Loan Parties and the Subsidiaries that will result in such Guarantor or CFC Guarantor ceasing to be a Subsidiary after giving effect to such disposition, to release any Guarantee of such Guarantor or CFC Guarantor under any Guarantee Agreement. Any representation, warranty, covenant or condition contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary shall no longer be deemed to be made or applicable once such Capital Stock or asset is disposed of as described above. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations have been paid in full and all Letters of Credit and Commitments have been terminated or have expired.

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        SECTION 10.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

        (b)        The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 10.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

        SECTION 10.16. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with its requirements.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRAFTECH INTERNATIONAL LTD., by —————————————— Name: Title:

GRAFTECH GLOBAL ENTERPRISES INC., by —————————————— Name: Title:

GRAFTECH FINANCE INC., by —————————————— Name: Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, by —————————————— Name: Title: